                                            REGISTRATION STATEMENT NO. 333-41316

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               LENNAR CORPORATION
                Co-registrants are listed on the following pages
             (Exact name of Registrant as specified in its charter)

            DELAWARE                            1520                           59-1281887
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)          Identification Number)

                                      700 N.W. 107(TH) AVENUE
                                        MIAMI, FLORIDA 33172
                                           (305)559-4000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                DAVID B. MCCAIN
                       VICE PRESIDENT AND GENERAL COUNSEL
                            700 N.W. 107(TH) AVENUE
                              MIAMI, FLORIDA 33172
                                 (305) 559-4000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   Copies to:
                            DAVID W. BERNSTEIN, ESQ.
                            KATHLEEN L. WERNER, ESQ.
                       CLIFFORD CHANCE ROGERS & WELLS LLP
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offer pursuant to the registration rights agreement described in the enclosed prospectus have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                              JURISDICTION OF
                                                              INCORPORATION OR    I.R.S. EMPLOYER
                   NAME OF CO-REGISTRANT                        ORGANIZATION     IDENTIFICATION NO.
                   ---------------------                      ----------------   ------------------
BCDC Corp.                                                    California          59-3504210
Boca Greens, Inc.                                             Florida             59-1707681
Boca Isles Club, Inc.                                         Florida             65-0406766
Boca Isles South Club, Inc.                                   Florida             65-0456217
Bramalea California, Inc.                                     California          95-3426206
Bramalea California Properties, Inc.                          California          98-0087244
Bramalea California Realty, Inc.                              California          59-3504214
Clodine-Bellaire LP, Inc.                                     Nevada              91-1937380
Club Pembroke Isles, Inc.                                     Florida             65-0567595
DCA at Banyan Tree, Inc.                                      Florida             59-2220562
DCA at North Lauderdale, Inc.                                 Florida             59-2308334
DCA at Pembroke Pointe, Inc.                                  Florida             59-2298128
DCA at Wiggins Bay, Inc.                                      Florida             59-1691586
DCA General Contractors                                       Florida             59-0941257
DCA Homes of Central Florida, Inc.                            Florida             59-2460033
DCA NJ Realty, Inc.                                           New Jersey          22-2242815
DCA of Broward County, Inc.                                   Florida             59-2105872
DCA of Hialeah, Inc.                                          Florida             59-2087720
DCA of Lake Worth, Inc.                                       Florida             59-1863953
DCA of New Jersey, Inc.                                       New Jersey          22-2285266
Devco Land Corp.                                              Florida             59-2375890
Dyeing & Finishing, Inc.                                      Florida             59-2505473
First Atlantic Building Corp.                                 Florida             59-1355591
Greystone Construction, Inc.                                  Arizona             86-0864245
Greystone Homes, Inc.                                         Delaware            93-1070009
Greystone Homes of Nevada, Inc.                               Delaware            88-0412604
Greystone Nevada, LLC                                         Delaware            88-0412611
Harris County LP, Inc.                                        Nevada              91-1890279
Hillside, Inc.                                                Florida             59-2343135
Inactive Corporations, Inc.                                   Florida             59-1275889
Kings Isle Recreation Corp.                                   Florida             65-0462725
Kings Ridge Golf Corporation                                  Florida             65-0718382
Kings Ridge Recreation Corporation                            Florida             65-0718384
Kings Wood Development Corporation                            Florida             65-0766576
Lennar Acquisition Corp. II                                   California          33-0812777
Lennar Communities Development, Inc.                          Delaware            86-0262130
Lennar Communities, Inc.                                      California          33-0855007
Lennar Construction, Inc.                                     Arizona             86-0972186
Lennar Financial Services, Inc.                               Florida             65-0774024
Lennar Homes, Inc.                                            Florida             59-0711505
Lennar Homes of Arizona, Inc.                                 Arizona             65-0163412
Lennar Homes of California, Inc.                              California          93-1223261
Lennar Homes of Texas Land and Construction, Ltd.             Texas               75-2792018
Lennar Homes of Texas Sales and Marketing, Ltd.               Texas               75-2792019
Lennar La Paz, Inc.                                           California          33-0812776
Lennar La Paz Limited, Inc.                                   California          33-0812775
Lennar Land Partners Sub, Inc.                                Delaware            65-0776454
Lennar Land Partners Sub II, Inc.                             Nevada              88-0429001
Lennar Management, Inc.                                       California          65-0626774
Lennar Nevada, Inc.                                           Nevada              88-0401445

                                                              JURISDICTION OF
                                                              INCORPORATION OR    I.R.S. EMPLOYER
                   NAME OF CO-REGISTRANT                        ORGANIZATION     IDENTIFICATION NO.
                   ---------------------                      ----------------   ------------------
Lennar Northland I, Inc.                                      California          33-0805080
Lennar Northland II, Inc.                                     California          33-0821001
Lennar Northland III, Inc.                                    California          33-0821002
Lennar Northland IV, Inc.                                     California          33-0821003
Lennar Northland V, Inc.                                      California          33-0836779
Lennar Northland VI, Inc.                                     California          33-0836810
Lennar Oceanside, LLC                                         California          33-0843358
Lennar Pacific, L.P.                                          Delaware            88-0412610
Lennar Pacific, Inc.                                          Delaware            88-0412608
Lennar Pacific Properties, Inc.                               Delaware            88-0412607
Lennar Realty, Inc.                                           Florida             59-0866794
Lennar Renaissance, Inc.                                      California          33-0726195
Lennar Sacramento, Inc.                                       California          33-0794993
Lennar Sales Corp.                                            California          95-4716082
Lennar San Jose Holdings, Inc.                                California          65-0645170
Lennar Southland I, Inc.                                      California          33-0801714
Lennar Southland II, Inc.                                     California          33-0836784
Lennar Southland III, Inc.                                    California          33-0836786
Lennar Southwest Holding Corp.                                Nevada              91-1933536
Lennar Texas Holding Company                                  Texas               75-2788257
Lennar Title Services, Inc.                                   Florida             65-0764516
Lennar.Com, Inc.                                              Florida             65-0980149
Long Point Development Corp.                                  Texas               76-0587917
Lucerne Greens, Inc.                                          Florida             59-2461739
Lucerne Merged Condominiums, Inc.                             Florida             65-0576452
M.A.P. Builders, Inc.                                         Florida             59-1908120
M.A.P. Vineyards of Plantation, Inc.                          Florida             59-2377054
Marlborough Development Corporation                           California          95-6072804
Midland Housing Industries Corp.                              California          95-2775081
Midland Investment Corporation                                California          95-2842301
Mission Viejo Holdings, Inc.                                  California          33-0785862
Mission Viejo 12S Venture, LP                                 California          33-0615197
Monterey Village Development Corp.                            Florida             59-2343136
Quality Roof Truss Company                                    Florida             59-0933031
Rancho Summit, LLC                                            California          33-0787817
Regency Title Company                                         Texas               76-0499633
Riviera Land Corp.                                            Florida             59-1281470
Savell Gulley Development Corporation                         Texas               76-0564056
Silver Lakes-Gateway Clubhouse, Inc.                          Florida             65-0628738
SLTC, Inc.                                                    Texas               58-2451020
Strategic Holdings, Inc.                                      Nevada              91-1770357
Strategic Technologies, Inc.                                  Florida             65-0523605
Strategic Technologies Communications of California, Inc.     California          95-4149805
Superior Realty & Marketing, Inc.                             Florida             59-1917965
Universal Title Insurors, Inc.                                Florida             59-2114706
U.S. Home Corporation (f/k/a Len Acquisition Corporation)     Delaware            52-2227619
W. B. Homes, Inc.                                             Florida             59-1212785

                                                              JURISDICTION OF
                                                              INCORPORATION OR    I.R.S. EMPLOYER
                   NAME OF CO-REGISTRANT                        ORGANIZATION     IDENTIFICATION NO.
                   ---------------------                      ----------------   ------------------
Westchase, Inc.                                               Nevada              91-1954138
Brush Masters, Inc.                                           Minnesota           41-1701189
Canterbury Corporation                                        Florida             59-3236245
Countryplace Golf Course, Inc.                                Texas               76-0270117
E.M.J.V. Corp.                                                Florida             59-3411844
Homecraft Corporation                                         Texas               76-0334090
Imperial Homes Corporation                                    Florida             76-0334117
Lundgren Bros. Construction, Inc.                             Minnesota           41-0970679
Mid-County Utilities, Inc.                                    Maryland            76-0610395
Oceanpointe Development Corporation                           Florida             76-0264460
Orrin Thompson Construction Company                           Minnesota           76-0334101
Orrin Thompson Homes Corp.                                    Minnesota           76-0334105
Paparone Construction Co.                                     New Jersey          76-0334106
Prarie Lake Corporation                                       Florida             76-0529840
Rivenhome Corporation                                         Florida             76-0569346
Rutenberg Homes, Inc. (FL)                                    Florida             76-0340291
Rutenberg Homes, Inc. (TX)                                    Texas               76-0215995
Stoney Corporation                                            Florida             59-3374931
Summerway Investment Corp.                                    Florida             76-0589471
U.S. Home of Arizona Construction Co.                         Arizona             74-2402824
U.S. Home of Colorado Real Estate, Inc.                       Colorado            76-0305947
U.S. Home Realty Corporation                                  Florida             76-0327612
U.S. Home Realty, Inc. (MD)                                   Maryland            74-2765031
U.S. Home Realty, Inc. (TX)                                   Texas               76-0136964
U.S.H. Corporation of New York                                New York            22-1995835
U.S.H. Los Prados, Inc.                                       Nevada              88-0232393
USH Acquisition Corp.                                         Delaware            76-0604353
USH Equity Corporation                                        Nevada              76-0450341
USH Holding, Inc.                                             Delaware            76-0572706
USH Millennium Ventures Corp.                                 Florida             76-0546603
USH/MJR, Inc.                                                 Texas               76-0573246
USH (West Lake), Inc.                                         New Jersey          22-3471278
USH Woodbridge, Inc.                                          Texas               76-0561576
Weststone Corporation                                         Florida             74-2944437

                                   PROSPECTUS

     OFFER TO EXCHANGE 9.95% SERIES B SENIOR NOTES DUE 2010 WHICH HAVE BEEN
                              REGISTERED UNDER THE
SECURITIES ACT FOR ANY AND ALL OUTSTANDING 9.95% SERIES A SENIOR NOTES DUE 2010

            ($325,000,000 PRINCIPAL AMOUNT OUTSTANDING AT MATURITY)
                                       OF
                               LENNAR CORPORATION

                    THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS
                WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON

            AUGUST 23, 2000 (UNLESS THE EXCHANGE OFFER IS EXTENDED).


     We are offering to exchange our 9.95% series B senior notes due 2010 for the identical principal amount of our 9.95% series A senior notes due 2010. The aggregate principal amount at maturity of the series A notes, and therefore the principal amount at maturity of series B notes which would be issued if all the series A notes were exchanged, is $325,000,000. The terms of the series B notes will be identical with the terms of the series A notes, except that the issuance of the series B notes is being registered under the Securities Act of 1933, as amended, and therefore the series B notes will not be subject to restrictions on transfer which apply to the series A notes.

     The series A notes were issued in transactions which were exempt from the registration requirements of the Securities Act solely to qualified institutional buyers, as that term is defined in Rule 144A under the Securities Act, or outside the United States in compliance with Regulation S under the Securities Act. The exchange offer is being made in accordance with a registration rights agreement dated May 3, 2000 among us, the guarantors named in the agreement, Deutsche Bank Securities Inc., Banc One Capital Markets, Inc., Banc of America Securities LLC, Credit Lyonnais Securities USA Inc., and Wachovia Securities, Inc. Based on interpretations by the staff of the Securities and Exchange Commission, we believe a holder (other than a broker-dealer who acquired series A notes directly from us for resale or an affiliate of ours) may offer and sell series B notes issued in exchange for series A notes without registration under the Securities Act and without the need to deliver a prospectus, if the holder acquired the series B notes in the ordinary course of its business and the holder has no arrangement to participate, and is not otherwise engaged, in a distribution of the series B notes.

     Prior to the exchange offer, there has been no public market for the series B notes. We do not currently intend to list the series B notes on a securities exchange or seek approval for quotation of the series B notes on an automated quotation system. Therefore, it is unlikely that an active trading market for the series B notes will develop.

     The exchange agent for the exchange offer is Bank One Trust Company, N.A.

     SEE "RISK FACTORS," WHICH BEGIN ON PAGE 11, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE EXCHANGE OFFER.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is July 19, 2000.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits and schedules to it. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with it we file periodic reports and other information with the commission relating to our business, financial statements and other matters. The registration statement, its schedules and exhibits and the periodic reports and other information filed by us with the commission are available for inspection and copying at the public reference facilities maintained by the commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the commission's regional offices located at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants. The commission's web site can be accessed on the internet at http://www.sec.gov.

     Our obligations under the Exchange Act to file periodic reports and other information with the commission may be suspended, under certain circumstances, if our Common Stock and series B notes are each held of record by fewer than 300 holders at the beginning of any fiscal year and are not listed on a national securities exchange. We have agreed that, whether or not we are required to do so by the rules and regulations of the commission, for so long as any of the series B notes remain outstanding we will furnish to the holders of the series B notes, and if required by the Exchange Act, file with the commission, all annual, quarterly and current reports that we are or would be required to file with the commission pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, we have agreed that, as long as any the series A notes remain outstanding, we will make the information required by Rule 144A(d)(4) under the Securities Act available to any prospective purchaser of series A notes or beneficial owner of series A notes in connection with a sale of them.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, THAT INFORMATION OR THOSE REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and the financial statements, including the notes to them, appearing elsewhere, or incorporated by reference, in this prospectus.

                                     LENNAR

     We have been selling and building single family homes to first-time, first-time move-up, second-time move-up, active adults and others for over 40 years. We currently operate in 13 states, including Florida, California, Texas, Arizona and Nevada. According to data from the Bureau of the Census, these five states accounted for approximately 33% of residential building permits issued in the United States during 1999.

     Our revenues from homebuilding operations increased to $2.8 billion in fiscal 1999 from $666 million in fiscal 1995, which represents a compound annual growth rate of 44%. Over the same period, our earnings before interest and taxes, referred to as "EBIT," grew to $334 million from $135 million, a compound annual growth rate of 26%. We delivered 12,589 homes in fiscal 1999 compared with 10,777 homes in fiscal 1998 and 4,680 homes in fiscal 1995. At February 29, 2000, the dollar value of our backlog of homes under contract totaled $773 million (3,238 homes), compared with $934 million (4,590 homes) at February 28,1999.

     Our financial services subsidiaries provide mortgage financing, title insurance and closing services to people who buy our homes and others. These subsidiaries also package and resell mortgage loans, perform mortgage loan servicing activities and provide cable television and alarm monitoring services to residents of our communities and others. Our subsidiaries sell their loans in the secondary mortgage market, but usually retain the servicing rights. In fiscal 1999, we originated $2.2 billion of mortgage loans compared with $1.0 billion in the prior year. Approximately 51% of the loans we originated in fiscal 1999 were to persons buying our homes compared with 77% in fiscal 1998.

                               BUSINESS STRATEGY

     We use a number of strategies to grow our business. They include the following:

     - Acquire Land at Advantageous Prices

     - Grow Through Acquisitions

     - Focus on Fastest Growing Housing Markets

     - Generate Earnings from Financial Services Subsidiaries

     - Focus on Customer Care and Satisfaction

                            ACQUISITION OF U.S. HOME

OVERVIEW

     In May, 2000, we acquired U.S. Home, another of the nation's largest homebuilders, through a merger in which the U.S. Home stockholders received a total of approximately $243.4 million in cash and 13 million shares of our common stock. The transaction was approved at meetings of the stockholders of each company held on April 28, 2000. Upon completion of the transaction, U.S. Home became our wholly-owned subsidiary. U.S. Home is primarily a homebuilder. In 1999, U.S. Home had total revenues of $1.82 billion, earnings before interest, taxes, depreciation and amortization, referred to as "EBITDA", of $177 million, net income of $72 million and delivered 9,069 homes during that year (excluding joint venture activities).

     Based on reported financial results, a combined Lennar and U.S. Home would have been the nation's largest publicly-traded homebuilder in 1999 based on homebuilding revenues, domestic homes delivered and EBITDA. On a pro forma combined basis, we and U.S. Home would have reported revenues of $4.9 billion and EBITDA of $551 million in 1999.

BENEFITS OF THE U.S. HOME ACQUISITION

     We believe that our acquisition of U.S. Home combines two companies with complementary operations and cultures and provides us with significant benefits. In particular, we believe the acquisition will:

     - STRENGTHEN OUR MARKET POSITION IN THE FASTEST GROWING HOUSING
       MARKETS. The U.S. Home acquisition will enhance our competitive position in markets where we both currently build homes, including Florida, California, Arizona, Texas and Nevada. These states collectively accounted for approximately 33% of all residential building permits issued in the United States in 1999.

     - BROADEN OUR GEOGRAPHIC DIVERSITY INTO ATTRACTIVE, NEW MARKETS. As a result of the acquisition, we will have operations in a number of attractive markets that we do not currently serve, including Colorado, Maryland/Virginia, Minnesota and New Jersey.

     - EXPAND OUR PRODUCT OFFERING. Lennar and U.S. Home have different marketing strategies. Lennar sells its homes on an "Everything's Included(SM)" basis (most popular options and upgrades are included as standard, with limited ability to select additional options), while U.S. Home runs a design studio program in each of its major markets with options for its buyers. These two complementary programs can be expanded into each other's respective communities to provide customers with a broader product offering.

     - INCREASE OUR EXPERTISE AND FOCUS ON RETIREMENT/ACTIVE ADULT MARKET SEGMENT. U.S. Home generates a greater proportion of its home sales from the attractive retirement/active adult market segment, one of the fastest growing demographic segments of the population. On a combined pro forma basis for fiscal 1999, 13% of the combined company's homes would have been delivered to the retirement/active adult segment, versus 5% for Lennar on a stand-alone basis.

         NEW DEBT FINANCING AND TENDER OFFER FOR U.S. HOME PUBLIC DEBT

     As a result of the merger, holders of approximately $525 million of publicly held U.S. Home debt securities have the right to require U.S. Home to repurchase that debt at 101% of its principal amount within 90 days after the merger takes place. In addition, as a result of the transaction, the outstanding balance under U.S. Home's principal credit agreement became due. At the closing date of the acquisition, the outstanding balance under this credit agreement was $210 million.

     We entered into $1.4 billion of secured credit facilities on May 3, 2000, which we have used or will use to purchase U.S. Home's public debt, refinance our and U.S. Home's principal credit lines, for merger related purposes and for our (including U.S. Home's) ongoing operating and general corporate needs. The $1.4 billion of senior secured credit facilities include two revolving credit facilities and a term loan. For a more complete description of the terms of the new debt financing, see "Description of New Senior Secured Credit Facilities" on page 28.

     We also completed a cash tender offer for the approximately $525 million of publicly held U.S. Home debt securities on May 3, 2000. We purchased an aggregate of approximately $502 million of U.S. Home's public debt securities through the tender offer. As part of the tender offer, we also solicited consents to amend the indentures under which the U.S. Home debt securities were issued. The amendments effectively removed all of the covenants from the indentures, other than the covenants to pay principal and interest and to repurchase the debt following a change in control. The amendments also permit U.S. Home and substantially all of its subsidiaries to guarantee the notes. We paid 101% of the principal amount of debt securities tendered, plus a payment for consents to the proposed indenture amendments ranging from

$5.00 to $15.00 per $1,000 principal amount of debt securities tendered, depending upon when the securities were tendered and which series of debt security was tendered. Supplemental indentures giving effect to the amendments to U.S. Home's indentures have been signed and those amendments became operative concurrently with the sale of the notes. We used proceeds from the offering and from the new bank financing to pay the costs of our tender offer and consent solicitation.

     The table below sets forth the sources and uses of funds to complete our acquisition of U.S. Home, including the sale of the series A notes and the secured credit facilities.

                      SOURCES OF FUNDS                           AMOUNT
                      ----------------                           ------
                                                              (IN MILLIONS)
Revolving Credit Facilities.................................     $  939
Term Loan B.................................................        400
9.95% Senior Notes due 2010 (net of $25 discount)...........        300
Value of Lennar stock issued to U.S. Home shareholders(1)...        267
                                                                 ------
          Total.............................................     $1,906
                                                                 ======

Cash portion of merger consideration........................     $  243
Stock portion of merger consideration(1)....................        267
Refinance Lennar homebuilding bank debt.....................        617
Refinance U.S. Home homebuilding bank debt..................        210
Purchase U.S. Home public debt at 101% of principal amount
  plus consent fees.........................................        514
Merger and financing expenses...............................         55
                                                                 ------
          Total.............................................     $1,906
                                                                 ======

---------------
(1) We acquired U.S. Home through a merger in which U.S. Home's stockholders received approximately $243 million in cash and 12,978,320 shares of our common stock (which for financial statement reporting purposes, Lennar recorded at a value of approximately $20.56 per share).

                           ISSUANCE OF THE OLD NOTES

     The outstanding $325 million principal amount at maturity of 9.95% Series A Senior Notes due 2010 were sold by us to Deutsche Bank Securities Inc., Banc One Capital Markets, Inc., Bank of America Securities LLC, Credit Lyonnais Securities USA Inc. and Wachovia Securities, Inc., as Initial Purchasers on May 3, 2000 pursuant to a Purchase Agreement, dated April 28, 2000, between the Initial Purchasers and us. The Initial Purchasers subsequently resold the Series A notes in reliance on Rule 144A under the Securities Act and other available exemptions under the Securities Act. We and the Initial Purchasers also entered into a registration rights agreement pursuant to which we agreed to offer to exchange the Series B notes which are registered under the Securities Act for the Series A notes and also granted holders of Series A notes rights under some circumstances to have resales of Series A notes registered under the Securities Act. The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. See "The Exchange Offer -- Purpose and Effects."

     The Series A notes were issued under an indenture dated as of May 3, 2000, between Lennar and Bank One Trust Company, N.A., as trustee. The Series B notes also are being issued under the indenture and are entitled to the benefits of the indenture. The form and terms of the Series B notes will be identical in all material respects with the form and terms of the Series A notes, except that (1) the Series B notes will have been registered under the Securities Act and, therefore, will not bear legends describing restrictions on transferring them, and (2) holders of Series B notes will not be, and upon the consummation of the exchange offer, holders of Series A notes will no longer be, entitled to certain rights under the registration rights agreement intended for the holders of unregistered securities. The exchange offer shall be deemed consummated upon the delivery by us to the exchange agent under the indenture of Series B notes in the same aggregate principal amount as the aggregate principal amount of Series A notes that are validly tendered by holders of them in response to the exchange offer. See "The Exchange Offer -- Termination of Certain Rights" and
"-- Procedures for Tendering" and "Description of the Series B Notes."

     The proceeds we received from the issuance of the Series A notes were used to purchase a portion of U.S. Home's outstanding 7.95% Senior Notes due 2001, 8.25% Senior Notes due 2004, 7 3/4% Senior Notes due 2005, 8.88% Senior Subordinated Notes due 2007, and 8.875% Senior Subordinated Notes due 2009, that were tendered in response to our completed offer and consent solicitation, and to pay associated costs and expenses. We will receive no proceeds from the exchange of Series B notes for the Series A notes pursuant to the exchange offer.

                               THE EXCHANGE OFFER

The Exchange Offer.........  We are offering to exchange our 9.95% Series B senior notes due 2010 for identical principal amounts of our 9.95% Series A senior notes due 2010. At the date of this prospectus, $325 million principal amount at maturity of Series A senior notes are outstanding. See "The Exchange
                             Offer -- Terms of the Exchange Offer."


Expiration of Exchange
Offer......................  5:00 p.m., New York time, on August 23, 2000, unless the exchange offer is extended (the day on which the exchange offer expires being the expiration date). See "The Exchange
                             Offer -- Expiration Date; Extension; Termination; Amendments."


Conditions of the Exchange
Offer......................  The exchange offer is not conditioned upon any minimum principal amount of Series A notes being tendered for exchange. However, the exchange offer is subject to certain customary conditions, which we may waive. See "The Exchange Offer -- Conditions of the Exchange Offer."

Accrued Interest on the
Series A Notes.............  The Series B notes will bear interest at the rate of 9.95% per annum from and including their date of issuance. When the first interest payment is made with regard to the Series B notes, we will also pay interest on the Series A notes which are exchanged, from the date they were issued or the most recent interest date on which interest had been paid (if applicable) to, but not including, the day the Series B notes are issued. Interest on the Series A notes which are exchanged will cease to accrue on the day prior to the day on which the Series B notes are issued. The interest rate on the Series A notes may increase under certain circumstances if we are not in compliance with our obligations under the registration rights agreement. See "Description of the Series B Notes."

Procedures for Tendering
  Series A Notes...........  A holder of Series A notes who wishes to accept the exchange offer must complete, sign and date a letter of transmittal, or a facsimile of one, in accordance with the instructions contained under "The Exchange Offer -- Procedures for Tendering" and in the letter of transmittal, and deliver the letter of transmittal, or facsimile, together with the Series A notes and any other required documentation to the exchange agent at the address set forth in "The Exchange Offer -- Exchange Agent." Series A notes may be delivered physically or by confirmation of book-entry delivery of the Series A notes to the exchange agent's account at The Depository Trust Company ("DTC"). By executing a letter of transmittal, a holder will represent to us that, among other things, the person acquiring the Series A notes will be doing so in the ordinary course of the person's business, whether or not the person is the holder, that neither the holder nor any other person is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of the Series B notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of ours. Each broker or dealer that receives Series B notes for its own account in exchange for Series A notes which were acquired by the broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B notes. See "The Exchange
                             Offer -- Procedures for Tendering" and "Sales of Series B Notes Received by Broker-Dealers."

Guaranteed Delivery
Procedures                   Eligible holders of Series A notes who wish to
                             tender their Series A notes and (1) whose Series A notes are not immediately available or (2) who cannot deliver their Series A notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date (or complete the procedure for book-entry transfer on a timely basis), may tender their Series A notes according to the guaranteed delivery procedures described in the letter of transmittal. See "The
                             Exchange Offer -- Guaranteed Delivery Procedures."

Acceptance of Series A
Notes and Delivery of
  Series B
  Notes....................  Upon satisfaction or waiver of all conditions to the exchange offer, we will accept any and all Series A notes that are properly tendered in response to the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The Series B notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the Series A notes. See "The Exchange Offer -- Procedures for Tendering."

Withdrawal Rights..........  Tenders of Series A notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. See "The Exchange Offer -- Withdrawal of Tenders."

The Exchange Agent.........  Bank One Trust Company, N.A. is the exchange agent.
                             The address and telephone number of the exchange agent are set forth in "The Exchange
                             Offer -- Exchange Agent."

Fees and Expenses..........  We will bear all expenses incident to our consummation of the exchange offer and compliance with the registration rights agreement. We will also pay any transfer taxes which are applicable to the exchange offer (but not transfer taxes due to transfers of Series A notes or Series B notes by the holder). See "The Exchange Offer -- Fees and Expenses."

Resales of the Series B
Notes......................  Based on interpretations by the staff of the commission set forth in no-action letters issued to third parties, we believe Series B notes issued pursuant to the exchange offer in exchange for Series A notes may be offered for resale, resold and otherwise transferred by the holder (other than (1) a broker-dealer who purchased the Series A notes directly from us for resale pursuant to Rule 144A under the Securities Act or another exemption under the Securities Act or (2) a person that is an affiliate of ours, as that term is defined in Rule 405 under the Securities Act, without registration or the need to deliver a prospectus under the Securities Act, provided that the holder is acquiring the Series B notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the Series B notes. Each broker-dealer that receives Series B notes for its own account in exchange for Series A notes which Series A notes were acquired by the broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B notes. See "The Exchange Offer -- Purpose and Effects" and "Sales of Series B Notes Received By Broker-Dealers."

                               THE SERIES B NOTES

     The exchange offer applies to $325 million aggregate principal amount at maturity of Series A notes. The terms of the Series B notes are identical in all material respects with those of the Series A notes, except for certain transfer restrictions and rights relating to the exchange of the Series A notes for Series B notes. The Series B notes will evidence the same debt as the Series A notes and will be entitled to the benefits of the indenture under which both the Series A notes were, and the Series B notes will be, issued. See "Description of the Series B Notes."

Securities Offered.........  $325,000,000 aggregate principal amount at maturity of 9.95% senior notes due 2010.

Maturity Date..............  May 1, 2010.

Interest Payment Dates.....  Payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2000.

Sinking Fund...............  None.

Ranking....................  The notes are our senior unsecured obligations.
                             They have the same priority as all our other unsecured and unsubordinated indebtedness. However, the notes are in effect subordinate to the obligations of our subsidiaries who are not guarantors and to our obligations and our guarantors' obligations that are secured to the extent of the security. As of February 29, 2000, giving pro forma effect to the transactions described under "Capitalization," we would have had approximately $2.1 billion of total indebtedness outstanding. Of that indebtedness, $1.8 billion was home building indebtedness substantially all of which was secured indebtedness.

Guarantees.................  Substantially all of our existing subsidiaries, other than our mortgage and title reinsurance subsidiaries, will guarantee the notes.

Optional Redemption........  We cannot redeem the notes until May 1, 2005, except with proceeds of public or private equity offerings as described below. Thereafter, we may redeem some or all of the notes at the redemption prices set forth in this prospectus, plus accrued interest.

Optional Redemption after
  Equity Offerings.........  At any time (which may be more than once) on or before May 1, 2003, we may redeem up to 35% of the outstanding notes with money that we raise in one or more public or private equity offerings, as long as:

                             - we pay 109.95% of the face amount of the notes,
                               plus accrued interest;

                             - we redeem the notes within 60 days of completing
                               the equity offering; and

                             - at least 65% of the aggregate principal amount of
                               the originally issued notes remain outstanding.

Change in Control Offer....  If a change in control of our company occurs, we must give holders of the notes the opportunity to sell us their notes at 101% of their face amount, plus accrued interest.

                             We might not be able to pay you the required price for notes you present to us at the time of a change in control, because:

                             - we might not have enough funds at that time; or

                             - the terms of our other debt may prevent us from
                               buying the notes presented.

Certain Indenture
Provisions.................  The indenture governing the notes will contain covenants that, among other things, limit our and substantially all our subsidiaries' ability to:

                             - incur indebtedness;

                             - pay dividends or make other distributions;

                             - repurchase equity interests or subordinated indebtedness;

                             - make certain other restricted payments;

                             - enter into certain transactions with affiliates;

                             - use the net proceeds from sales of certain of our
                               assets;

                             - merge or consolidate with another person; or

                             - sell, lease or otherwise dispose of all or
                               substantially all of our assets.

                             These covenants are subject to a number of important limitations and exceptions. In addition, several of the covenants will cease to apply during any period that the notes achieve and maintain specified credit ratings.

Maximum Principal Amount of
  Notes....................  The notes are limited in aggregate principal amount to $525,000,000, of which $325,000,000 were issued
                             in the offering of the Series A notes.

Risk Factors...............  An investment in the notes involves substantial risks. See "Risk Factors" for a description of certain risks you should consider before making or continuing an investment in the notes.

                                USE OF PROCEEDS

     We will receive no proceeds from the exchange of Series B notes for Series A notes pursuant to the exchange offer. The net proceeds we received from the sale of the Series A notes were used, together with funds from our senior secured credit facilities, to purchase U.S. Home's outstanding 7.95% Senior Notes due 2001, 8.25% Senior Notes due 2004, 7 3/4% Senior Notes due 2005, 8.88% Senior Subordinated Notes due 2007, and 8.875% Senior Subordinated Notes due 2009, that were tendered in response to our completed offer and consent solicitation, and to pay associated costs and expenses.

                            ABSENCE OF PUBLIC MARKET

     The Series B notes will be new securities for which there is no established trading market. We currently do not intend to list the Series B notes on any securities exchange or to arrange for the Series B notes to be quoted on any quotation system. Although the Initial Purchasers have informed us that they currently intend to make a market in the notes, they are not obligated to do so and they may discontinue market-making activity at any time without notice. In addition, market-making activities may be limited during the exchange offer or the pendency of a shelf registration statement required by the registration rights agreement, if it is filed. Accordingly, it is not likely that an active trading market for the Series B notes will develop or, if such a market develops, that it will provide significant liquidity to holders of notes.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following table presents our and our subsidiaries unaudited pro forma combined condensed financial data. The unaudited pro forma data presented below reflect the operations of Lennar and U.S. Home at and for the three months ended February 29, 2000, in the case of Lennar, and March 31, 2000, in the case of U.S. Home, and at and for the year ended November 30, 1999, in the case of Lennar, and December 31, 1999, in the case of U.S. Home. The pro forma as adjusted data presented below gives effect to the transactions described under "Capitalization" on page 21 of this prospectus. This data is not necessarily indicative of the results that would have been obtained if those transactions had been consummated at the beginning of the periods presented (in the case of income statement items) or at the date of the balance sheet (in the case of balance sheet items), or that may be obtained in the future.

                                                                 QUARTER
                                                                  ENDED        YEAR ENDED
                                                              FEBRUARY 29,/   NOVEMBER 30,/
                                                                MARCH 31,     DECEMBER 31,
                                                                  2000            1999
                                                              -------------   -------------
                                                                 (DOLLARS IN THOUSANDS)
PRO FORMA COMBINED CONDENSED REVENUE AND EBITDA DATA:
Revenues:
  Homebuilding..............................................   $1,048,337       4,637,957
  Financial services........................................   $   69,528         307,776
          Total revenues....................................   $1,117,865       4,945,733
EBITDA(1):
  Homebuilding EBITDA.......................................   $   93,016         493,540
  Consolidated EBITDA(2)....................................   $  100,731         550,581
DELIVERY AND YEAR-END BACKLOG INFORMATION (EXCLUDING JOINT
  VENTURES):
Number of homes delivered in the period (units).............        4,645          21,658
Backlog of home sales contracts (units)(3)..................        8,619           7,234
Dollar value of backlog(3)..................................   $1,995,069       1,598,557
PRO FORMA AS ADJUSTED COMBINED CONDENSED BALANCE SHEET DATA:
Homebuilding debt...........................................   $1,764,854       1,563,777
Financial services debt(4)..................................   $  286,651         362,119
Total debt..................................................   $2,051,505       1,925,896
Stockholders' equity........................................   $1,017,120         976,597
OTHER PRO FORMA AS ADJUSTED FINANCIAL DATA:
Ratio of Earnings to Fixed Charges(5).......................          2.1x            3.4x
Consolidated EBITDA to cash interest incurred(2)(6).........          2.6x            3.7x
Homebuilding EBITDA to cash interest incurred(6)............          2.4x            3.3x
Homebuilding debt as a percentage of total
  capitalization(7).........................................         63.4%           61.6%

---------------

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization expenses but is not a GAAP concept. Our method of calculating EBITDA may differ from methods used by other corporations and so our EBITDA results may not be comparable to EBITDA results of other corporations. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.

(2) Consolidated EBITDA includes financial services operating earnings before financial services depreciation and amortization. We do not add back interest expense of our financial services subsidiaries to calculate consolidated EBITDA.

(3) Backlog is the number of homes subject to pending sales contracts. Although contracts relating to these homes were executed, there can be no assurance that the sales will be completed.

(4) Financial services debt is nonrecourse to our parent company and our homebuilding subsidiaries.

(5) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes plus "fixed charges" and certain other adjustments. "Fixed charges" consist of interest incurred on all indebtedness related to continuing operations (including amortization of original issue discount) and the implied interest component of our rent obligations in the periods presented.

(6) Cash interest incurred represents interest incurred excluding noncash accretion of original issue discount on our Zero Coupon Senior Convertible Debentures due 2018 and other noncash amortization. Interest incurred excludes all interest on financial services debt.

(7) Total capitalization for purposes of this ratio represents homebuilding debt and stockholders' equity.

                                  RISK FACTORS

     The following factors should be given particular consideration by people considering an investment in the notes.

WE ARE SUBJECT TO THE CYCLICAL NATURE OF THE HOMEBUILDING MARKET AND OTHER PROBLEMS THAT AFFECT HOMEBUILDERS

     The residential homebuilding industry is cyclical and is highly sensitive to changes in general economic conditions, such as employment levels, consumer confidence, consumer demand for housing, consumer income and interest rate levels, and to changes in the availability of financing for construction and acquisitions. Sales of new homes are also affected by the condition of the resale market for used homes, including foreclosed homes.

     The residential homebuilding industry has, from time to time, experienced fluctuating lumber prices and supply, as well as shortages of labor and other materials, including insulation, drywall, concrete, carpenters, electricians and plumbers. Delays in construction of homes due to these factors or to inclement weather conditions could have an adverse effect upon our operations.

     Inflation can increase the cost of homebuilding materials, labor and other construction related costs. Conversely, deflation can reduce the value of homebuilders' inventories and can make it more difficult to include the full cost of previously purchased land in home sale prices.

OUR BUSINESS CAN BE SUBSTANTIALLY AFFECTED BY THE COST AND AVAILABILITY OF HOME MORTGAGE FINANCING

     Most home buyers obtain mortgage loans to finance a substantial portion of the purchase price of their homes. In general, housing demand is adversely affected by increases in interest rates, housing costs and unemployment and by decreases in the availability of mortgage financing. In addition, there have been discussions of possible changes in the federal income tax laws which would remove or limit the deduction for home mortgage interest. If effective mortgage interest rates increase and the ability or willingness of prospective buyers to finance home purchases is adversely affected, our operating results may also be negatively affected. Our homebuilding activities also are dependent upon the availability and cost of mortgage financing for buyers of homes owned by potential customers permitting those customers to sell their existing homes and purchase homes from Lennar. Any limitations or restrictions on the availability of such financing could adversely affect our sales.

VARYING QUARTERLY RESULTS

     There are a number of factors which can cause our operating results to vary from quarter to quarter. They include the following:

     - the timing of home closings;

     - the timing of, and profit from, land sales;

     - when we receive regulatory approvals to begin building homes in particular communities;

     - promotional pricing by our competitors;

     - when we open new residential communities;

     - weather;

     - changes in the cost and availability of labor and materials; and

     - short-term changes in general economic conditions, interest rates and other factors which affect the demand for homes.

DEPENDENCE ON KEY PERSONNEL

     Our success depends to a significant degree on the efforts of our senior management, especially our president and chief executive officer and other officers. Our operations may be adversely affected if one or more members of senior management cease to be active in our company. We have designed our compensation structure and employee benefit programs to encourage long-term employment of executive officers and other members of senior management.

WE COULD HAVE DIFFICULTY INTEGRATING U.S. HOME

     U.S. Home is a large company. It is engaged in some aspects of the homebuilding business (such as building homes targeted at the affordable, retirement and active adult markets) in which we have only limited experience, and in some locations in which we have not previously had homebuilding operations. We view this as an opportunity and a benefit of the acquisition of U.S. Home. However, if we are unable to integrate U.S. Home's activities with our own, we could lose much of the anticipated benefit of the acquisition.

BECAUSE THE NOTES ARE STRUCTURALLY SUBORDINATED TO THE OBLIGATIONS OF OUR SUBSIDIARIES THAT ARE NOT GUARANTORS, YOU MAY NOT BE FULLY REPAID IF WE BECOME INSOLVENT

     Substantially all of our operating assets are held directly by our subsidiaries. Holders of any preferred stock of any of our subsidiaries that are not guarantors and creditors of any of those subsidiaries, including trade creditors, have and will have claims relating to the assets of that subsidiary that are senior to the notes. As a result, the notes are structurally subordinated to the debts, preferred stock and other obligations of those subsidiaries.

BECAUSE THE NOTES ARE UNSECURED, YOU MAY NOT BE FULLY REPAID IF WE BECOME INSOLVENT

     The notes will not be secured by any of our assets or our subsidiaries' assets. Our obligations under the new $1.4 billion senior secured credit facilities, as well as our obligations under our outstanding 7 5/8% senior notes due 2009 and our zero coupon senior convertible debentures due 2018, will be secured by a pledge of the stock of substantially all of our subsidiaries. If we become insolvent the holders of any secured debt would receive payments from the assets used as security before you receive payments.

SUBSTANTIAL INDEBTEDNESS AND HIGH LEVERAGE OF U.S. HOME COULD ADVERSELY AFFECT
US

     We have refinanced most of U.S. Home's existing indebtedness in connection with the merger. As of December 31, 1999, U.S. Home's total corporate and housing debt was approximately $650 million and the ratio of its total corporate and housing debt to its stockholders' equity was approximately 1.12 to 1 compared with our ratio at November 30, 1999 of 0.59 to 1. Our increased leverage will likely increase the effective interest rate on our borrowings. As previously described, we entered into $1.4 billion of senior secured credit facilities to replace both our and U.S. Home's corporate credit facilities and to help pay costs related to the merger. After giving pro forma effect to the transactions described under "Capitalization," our pro forma homebuilding indebtedness as of February 29, 2000, would have been approximately $1.8 billion and our pro forma total indebtedness including financial services debt would have been approximately $2.1 billion.

     Our ability to pay the principal and interest on our debt as it comes due will depend upon our current and future performance. Our performance is affected by general economic conditions and by financial, competitive, political, business and other factors. Many of these factors are beyond our control. We believe that cash generated by our business will be sufficient to enable us to make our debt payments, including payments on the notes, as they become due. If, however, we do not generate enough cash to make our debt payments as they become due, we may be required to refinance some or all of our debt or to incur additional debt. It is not certain that a refinancing will be possible or that we will be able to negotiate favorable or acceptable terms if we refinance our debt or borrow additional money. In addition, our access to capital is affected by prevailing conditions in the financial and capital markets.

IF WE EXPERIENCE A CHANGE IN CONTROL, WE MAY BE UNABLE TO PURCHASE THE NOTES YOU HOLD AS REQUIRED UNDER THE APPLICABLE INDENTURE

     Upon the occurrence of certain change in control events, we must make an offer to purchase all outstanding notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any. We may not have sufficient funds to pay the purchase price for all notes tendered by holders seeking to accept the offer to purchase. In addition, the new senior secured credit facilities and our other debt agreements may also require us to repurchase debt issued under them upon a change in control or may prohibit us from purchasing any notes before their stated maturity, including upon change in control. Our failure to purchase all validly tendered notes would result in an event of default under the indenture governing the notes.

OUR SENIOR SECURED CREDIT FACILITIES MAY PROHIBIT US FROM MAKING PAYMENT ON THE NOTES

     Our senior secured credit facilities may not permit us or our subsidiaries to make payments on any outstanding indebtedness other than regularly scheduled interest and principal payments as and when due. As a result, our senior secured credit facilities could prohibit us from making any payment on the notes in the event that the notes are accelerated or tendered for repurchase or upon a change in control. Any failure to make payments on the notes would result in an event of default under the indenture governing the notes, which in turn is likely to be a default under the senior secured credit facilities and other outstanding and future indebtedness.

FRAUDULENT CONVEYANCE CONSIDERATIONS

     Under fraudulent conveyance laws, the guarantees might be subordinated to existing or future indebtedness incurred by those subsidiaries who are guaranteeing, or might not be enforceable, if a court or a creditors representative, such as a bankruptcy trustee, concluded that those subsidiaries:

     - received less than fair consideration for the guarantees;

     - were rendered insolvent as a result of issuing the guarantees;

     - were engaged in a business or transaction for which our or our subsidiaries' remaining assets constituted unreasonably small capital;

     - intended to incur, or believed that we or they would incur, debts beyond our or their ability to pay as those debts matured; or

     - intended to hinder, delay or defraud our or their creditors.

     The measure of insolvency varies depending upon the law of the relevant jurisdiction. Generally, however, a company is considered insolvent if its debts are greater than the fair value of its property, or if the fair saleable value of its assets is less than the amount that would be needed to pay its probable liabilities as its existing debts matured and became absolute.

COMPETITION

     The housing industry is highly competitive. In their activities, each of Lennar and U.S. Home has competed, and the combined companies will continue to compete, with numerous developers and builders in and near the areas where Lennar's and U.S. Home's communities are located. Competition is on the basis of location, design, quality, amenities and price. Some of the principal competitors of Lennar and U.S. Home include Kaufman and Broad Home Corporation, Centex Corporation, D.R. Horton, Inc., M.D.C. Holdings, Inc., Pulte Corporation and The Ryland Group, Inc. However, a substantial portion of Lennar's and U.S. Home's competition in all their markets is, and will continue to be, independent local and regional homebuilders.

CONTROLLING STOCKHOLDER

     We have two classes of stock: Common Stock, which is entitled to one vote per share; and Class B Common Stock, which is entitled to ten votes per share. Leonard Miller, the Chairman of our company, owns, through a family partnership, Class B Common Stock which would be entitled to approximately 65%, after giving pro forma effect to the acquisition of U.S. Home, of the combined votes which could be cast by the holders of the Common Stock and the Class B Common Stock. That gives Mr. Miller the power to elect all our directors and to approve most matters which are presented to our stockholders, even if no other stockholders vote in favor of them. Mr. Miller's ownership might discourage someone from making a significant equity investment in us, even if we needed the investment to meet our obligations (including those on the notes) and to operate our business.

ABSENCE OF PUBLIC MARKET FOR THE NOTES

     If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and certain other factors. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. There can be no assurance that if a market for the notes develops, that market will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the notes. We do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes in any automated quotation system.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of series A notes who do not exchange their series A notes for series B notes in response to the exchange offer will continue to be subject to the restrictions on transfer of the series A notes resulting from the fact that the issuance of the series A notes was not registered under the Securities Act or registered or qualified under any state securities laws. In general, notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that, except in limited circumstances specified in the registration rights agreement, we will register the series A notes under the Securities Act. Notes issued pursuant to the exchange offer in exchange for series A notes may be offered for resale, resold or otherwise transferred (other than by a holder which is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided the holder acquired the series B notes in the ordinary course of the holder's business and the holder has no arrangement with any person to participate in the distribution of the series B notes. Each broker-dealer that receives series B notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those series B notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of series B notes received in exchange for series A notes which the broker-dealer acquired as a result of market-making activities or other trading activities. We will make this prospectus available to any such broker-dealer for use in connection with resales of series B notes. See "Sales of Series B Notes Received By Broker-Dealers." However, under the securities laws of certain jurisdictions, if applicable, the series B notes may not be offered or sold unless they have been registered or qualified for sale in those jurisdictions or an exemption from registration or qualification is available. To the extent that series A notes are exchanged as a result of the exchange offer, the ability to trade untendered and tendered but unaccepted series A notes may be adversely affected.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECTS

     We issued the series A notes on May 3, 2000 to the initial purchasers, who resold the series A notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and certain non-U.S. persons in accordance with regulation S of the Exchange Act. In connection with the sale of the series A notes, we and the initial purchasers entered into the registration rights agreement pursuant to which we agreed to file with the commission a registration statement with respect to an offer to exchange series B notes for the series A notes within 75 days after the series A notes were issued. In addition, we agreed to use our best efforts to cause the registration statement to become effective under the Securities Act within 135 days after the series A notes were issued and to issue the series B notes pursuant to the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

     The exchange offer is being made pursuant to the registration rights agreement. Holders of series A notes who do not tender their series A notes or whose series A notes are tendered but not accepted would have to rely on exemptions from registration requirements under the securities laws, including the Securities Act, if they wish to sell their series A notes.

     Based on interpretations by the staff of the commission set forth in no-action letters issued to persons unrelated to us, we believe the series B notes issued pursuant to the exchange offer in exchange for series A notes may be offered for sale, sold and otherwise transferred by any holder (other than a person that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph) without registration or the delivery of a prospectus under the Securities Act, provided the holder acquires the series B notes in the ordinary course of the holder's business and the holder is not participating and does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the series B notes.

     If a person were to participate in the exchange offer for the purpose of distributing securities in a manner not permitted by the commission's interpretation, (1) the position of the staff of the commission enunciated in the no-action letters would not be applicable to the person and (2) the person would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale of the series B notes.

     Each broker-dealer that receives series B notes for its own account in exchange for series A notes which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any sale of those series B notes. See "Sales of Series B Notes Received by Broker-Dealers."

     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of series B notes with addresses in any jurisdiction in which the exchange offer or the issuance of series B notes pursuant to it would violate applicable securities or blue sky laws. Prior to the exchange offer, however, we will register or qualify, or cooperate with the holders of the series A notes and their respective counsel in connection with the registration or qualification of, the series B notes for offer and sale under the securities or blue sky laws of such jurisdictions as are necessary to permit consummation of the exchange offer and do anything else which is necessary or advisable to enable the offer and issuance of the series B notes in those jurisdictions.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will issue series B notes in exchange for all series A notes which are validly tendered prior to 5:00 p.m., New York City time, on the expiration date (as defined below) and not withdrawn. The principal amount of the series B notes issued in the exchange will be the same as the principal amount of the series A notes for which they are exchanged. Holders may tender some or all of their series A notes in response to the exchange offer.

     However, series A notes may be tendered only in multiples of $1,000. See "Description of the Series B Notes."

     The form and terms of the series B notes will be the same in all material respects as the form and terms of the series A notes, except that (1) the series B notes will be registered under the Securities Act and hence will not bear legends regarding restrictions on transfer and (2) because the series B notes will be registered, holders of series B notes will not be, and upon the consummation of the exchange offer, except under limited circumstances, holders of series A notes will no longer be, entitled to rights under the registration rights agreement intended for holders of unregistered securities.

     Series A notes which are not tendered for exchange or are tendered but not accepted in the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any registration rights under the registration rights agreement.

     We will be deemed to accept all the series A notes which are validly tendered and not withdrawn when we give oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving series B notes from us.

     If any tendered series A notes are not accepted for exchange because of an invalid tender or otherwise, certificates for those series A notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

     Holders who tender series A notes in response to the exchange offer will not be required to pay brokerage commissions or fees or, except as described in the instructions in the letter of transmittal, transfer taxes. We will pay all charges and expenses, other than certain taxes described below, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENTS


     The exchange offer will expire at 5:00 p.m., New York City time, on August 23, 2000, unless we extend it by notice to the exchange agent. We reserve the right to extend the exchange offer at our discretion. If we extend the exchange offer, the term "expiration date" will mean the time and date on which the exchange offer as extended will expire. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement of any extension, not later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.


TERMINATION OF CERTAIN RIGHTS

     The registration rights agreement provides that, with certain exceptions, if: (1)(A) the exchange offer Registration Statement has not been filed with the Commission on or prior to the 75th calendar day following the date of original issue of the series A notes, or (B) the shelf registration statement has not been filed with the commission on or prior to the 30th day after a shelf notice is required to be delivered under the registration rights agreement; (2)(A) the exchange offer registration statement has not been declared effective on or prior to the 135th calendar day following the date of original issue of the series A notes, or (B) the shelf registration statement has not been declared effective on or prior to the 75th day following the shelf registration filing date; (3)(A) the exchange offer is not consummated on or prior to the 165th day following the date of original issue of the series A notes, or (B) after the shelf registration statement has been declared effective, the shelf registration statement ceases to be effective or usable in connection with resales of the notes at any time when we are obligated by the registration rights agreement to maintain its effectiveness (each event referred to in clauses (1) through (3) above being a "registration default"), the interest rate on the series A notes will be increased by one quarter of one percent per annum when the registration default occurs and will increase by an additional one quarter of one percent at the end of 90 days that additional interest continues to accrue, with an aggregate maximum increase in the interest rate equal to one percent (1%) per annum. Following the cure of all registration defaults, the accrual of additional interest will cease.

     Holders of series B notes will not be and, upon consummation of the exchange offer, holders of series A notes will no longer be, entitled to rights under the registration rights agreement intended for holders of series A notes which are restricted as to transferability. The exchange offer will be deemed consummated when we deliver to the exchange agent series B notes in the same aggregate principal amount as that of the series A notes which are validly tendered and not withdrawn.

PROCEDURES FOR TENDERING

     Only a holder of series A notes may tender series A notes in response to the exchange offer. To tender series A notes, the holder must complete, sign and date the letter of transmittal, or a facsimile of one, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or facsimile of one, together with the series A notes (unless the tender is being effected using the procedure for book-entry transfer described below) and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility System may make book-entry delivery of series A notes by causing DTC to transfer the series A notes into the exchange agent's account in accordance with DTC's transfer procedure. Although delivery of series A notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or a facsimile of one), with any required signature guarantees and any other required documents, must be transmitted to and received or confirmed by the exchange agent at its addresses as set forth under the caption "-- Exchange Agent" below prior to 5:00 p.m., New York City time, on the expiration date. DELIVERY OF A DOCUMENT TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     A tender of series A notes by a holder will constitute an agreement by the holder to transfer the series A notes to us in exchange for series B notes on the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivering series A notes and the letter of transmittal and any other required documents to the exchange agent is at the election and risk of the holder. It is recommended that holders use overnight or hand delivery services. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration time. No letter of transmittal or series A notes should be sent to us. Holders may ask their brokers, dealers, commercial banks, trust companies or nominees to assist them in effecting tenders.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the series A notes are being tendered for the account of an eligible institution. An eligible institution is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program.

     If the letter of transmittal or any series A notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and we may require that evidence satisfactory to us of their authority to sign be submitted with the letter of transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered series A notes will be determined by us in our sole discretion, and that determination will be final and binding. We reserve the right to reject any series A notes which are not properly tendered or the acceptance of which we believe might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular series A notes, without being required to waive the same defects, irregularities or conditions as to other series A notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of series A notes must be cured by the expiration date, or by such later time as we may determine. Although we intend to request the exchange agent to notify holders of defects or irregularities with respect to tenders of series A notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of series A notes will not be deemed to have been made until all defects and irregularities have been cured or waived. Any series A notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     We have the right (subject to limitations contained in the indenture) (1) to purchase or make offers for any series A notes that remain outstanding after the expiration date and (2) to the extent permitted by applicable law, to purchase series A notes in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

     By tendering, a holder will be representing to us that the person who will acquire the series B notes being issued as a result of the exchange offer (whether or not that is the holder) will be acquiring them in the ordinary course of that person's business and that neither the holder nor any such other person has an arrangement or understanding with any person to participate in a distribution of the series B notes or is an "affiliate" of ours (as defined in Rule 405 under the Securities Act). If the holder is a broker-dealer that will receive series B notes for its own account in exchange for series A notes that were acquired as result of market-making activities or other trading activities, the holder will, by tendering, acknowledge that it will deliver a prospectus in connection with any resale of those series B notes.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their series A notes and (1) whose series A notes are not immediately available, or (2) who cannot deliver their series A notes or any other required documents to the exchange agent or cannot complete the procedure for book-entry transfer prior to the expiration date, may effect a tender if:

          (a) The tender is made through an eligible institution;

          (b) Prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand) setting forth the name and address of the eligible holder, the certificate number(s) of the series A notes (if available) and the principal amount of series A notes tendered, together with a duly executed letter of transmittal (or a facsimile of one), stating that the tender is being made by that notice of guaranteed delivery and guaranteeing that, within five business days after the expiration date, the certificate(s) representing the series A notes (or confirmation of a book-entry transfer into the exchange agent's account at
     DTC) and any other documents required by the letter of transmittal will be delivered to the exchange agent; and

          (c) The certificate(s) representing all the tendered series A notes (or confirmation of a book-entry transfer into the exchange agent's account at DTC) and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

     Upon request to the exchange agent, a form of notice of guaranteed delivery will be sent to holders who wish to use the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise described below, tenders of series A notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date, unless the series A notes have already been accepted for exchange.

     To withdraw a tender of series A notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, and before the series A notes have been accepted for exchange by us. Any notice of withdrawal must

(i) specify the name of the person who deposited the series A notes to be withdrawn, (ii) identify the series A notes to be withdrawn (including the certificate numbers and principal amounts of the series A notes), (iii) be signed by the depositor in the same manner as the signature on the letter of transmittal by which the series A notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the series A notes into the name of the person who withdraws the tender, and (iv) specify the name in which the withdrawn series A notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us in our sole discretion, and that determination will be final and binding on all parties. Any series A notes which are withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no series B notes will be issued with respect to those series A notes unless they are validly re-tendered. Any series A notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn series A notes may be re-tendered at any time prior to the expiration date.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation of tenders is being made by mail. However, solicitations also may be made by telecopy, telephone or in person by officers and regular employees of ours and our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the series A notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees and printing costs.

     We will pay all transfer taxes, if any, applicable to the exchange of series A notes for series B notes pursuant to the exchange offer. If, however, certificates representing series B notes or series A notes for principal amounts which are not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, a person other than the registered holder of the series A notes tendered, or if tendered series A notes are registered in the name of a person other than the person who signs the letter of transmittal, or if a transfer tax is imposed for any other reason, other than the exchange of series A notes for series B notes pursuant to the exchange offer, the tendering holder must pay the transfer taxes (whether imposed on the registered holder or any other person). Unless satisfactory evidence of payment of transfer taxes or exemption from the need to pay them is submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder. We may refuse to issue series B notes in exchange for series A notes, or to return certificates evidencing series A notes which are not exchanged, until we receive evidence satisfactory to us that any transfer taxes payable by the holder have been paid.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The exchange of the series A notes for the series B notes in the exchange offer should not constitute an exchange for federal income tax purposes. Consequently, (1) no gain or loss should be realized by a U.S. Holder upon receipt of a series B note; (2) the holding period of the series B note should include the holding period of the series A note for which it is exchanged; and
(3) the adjusted tax basis of the series B note should be the same as the adjusted tax basis of the series A note for which it is exchanged, immediately before the exchange. Even if the exchange of a series A note for a series B note were treated as an exchange, the exchange should constitute a tax-free recapitalization for federal income tax purposes.

Accordingly, a series B note should have the same issue price as a series A note and a U.S. Holder should have the same adjusted basis and holding period in the series B note as it had in the series A note immediately before the exchange. A "U.S. Holder" means a person who is, for United States federal income tax purposes, (1) a citizen or resident of the United States; (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States; or (3) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     If a holder does not exchange series A notes for series B notes in response to the exchange offer, the series A notes will continue to be subject to the restrictions on transfer described in the legend on the certificate evidencing the series A notes, and will not have the benefit of any agreement by us to register series A notes under the Securities Act. In general, notes may not be offered or sold, unless the sale is registered under the Securities Act, or unless the offer and sale are exempt from, or not subject to, the Securities Act or any applicable state securities laws.

     Participation in the exchange offer is voluntary and holders should carefully consider whether to accept the exchange offer and tender their series A notes. Holders of series A notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

ACCOUNTING TREATMENT

     The series B notes will be recorded in our accounting records at the same carrying value as the series A notes on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. We will amortize the expenses of the exchange offer over the term of the series B notes.

EXCHANGE AGENT

     Bank One Trust Company, N.A. has been appointed as exchange agent for the exchange offer. All correspondence in connection with the exchange offer and the letter of transmittal should be addressed to the exchange agent, as follows:

                                                                        BY REGISTERED OR
         BY FACSIMILE:              BY OVERNIGHT COURIER:               CERTIFIED MAIL:
   Facsimile: (312) 407-4656     Bank One Trust Company, N.A.     Bank One Trust Company, N.A.
Global Corporate Trust Services     Global Corporate Trust      Global Corporate Trust Services
   Attention: Mary R. Fonti                Services                     1 Bank One Plaza
   Telephone: (212) 373-1105        One North State Street               Suite IL1-0126
                                          9th Floor               Chicago, Illinois 60670-0126
                                   Chicago, Illinois 60602          Attention: Mary R. Fonti
                                   Attention: Mary R. Fonti

     Requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent.

                                 CAPITALIZATION

     The table below shows our capitalization as of February 29, 2000: (1) on an actual basis; (2) on a pro forma basis assuming (a) completion of the acquisition of U.S. Home, and (b) the closing of our new senior secured credit facilities and the use of the proceeds of that financing to refinance our and U.S. Home's existing bank debt and to pay merger-related costs, in each case as if those transactions had occurred on February 29, 2000, and (3) on a pro forma as adjusted basis to take account of the pro forma transactions, the issuance of the Notes and the use of the net proceeds from the issuance of the Notes and proceeds from the new senior secured credit facilities to purchase all of U.S. Home's public debt securities and pay fees and expenses.

                                                                    AS OF FEBRUARY 29, 2000
                                                           ------------------------------------------
                                                                                          PRO FORMA
                                                                              PRO             AS
                                                              ACTUAL        FORMA(1)       ADJUSTED
                                                           ------------   ------------   ------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
DEBT:
Revolving Credit Facilities..............................   $  229,600     $  280,648     $  499,680
Term Loan B..............................................           --        400,000        400,000
Lennar's Zero Coupon Senior Convertible Debentures due
  2018...................................................      242,507        242,507        242,507
Lennar's 7 5/8% Senior Notes due 2009 (net of $12,226
  discount)..............................................      269,774        269,774        269,774
Lennar's 9.95% Senior Notes due 2010 (net of $24,983
  discount)..............................................           --             --        300,017
U.S. Home's Notes(2).....................................           --        532,731         18,712
Other debt...............................................        8,303         34,164         34,164
                                                            ----------     ----------     ----------
     Total homebuilding debt.............................      750,184      1,759,824      1,764,854
Financial services debt..................................      175,371        262,556        262,556
Limited-purpose finance subsidiaries debt................       24,095         24,095         24,095
                                                            ----------     ----------     ----------
     Total debt..........................................      949,650      2,046,475      2,051,505
STOCKHOLDERS' EQUITY:
Common Stock of $0.10 par value per share, 48,520 shares
  issued (61,498 shares pro forma and pro forma as
  adjusted)(1)(3)(4).....................................        4,852          6,150          6,150
Class B Common Stock of $0.10 par value per share, 9,848
  shares issued..........................................          985            985            985
Additional paid-in capital...............................      525,718        791,287        791,287
Retained earnings........................................      377,641        377,641        377,641
Treasury Stock, at cost, 9,710 shares of Common Stock
  (9,848 shares pro forma and pro forma as adjusted).....     (156,487)      (158,943)      (158,943)
                                                            ----------     ----------     ----------
     Total stockholders' equity..........................      752,709      1,017,120      1,017,120
                                                            ----------     ----------     ----------
          Total capitalization...........................   $1,702,359     $3,063,595     $3,068,625
                                                            ==========     ==========     ==========

---------------
(1) We acquired U.S. Home through a merger in which U.S. Home's stockholders received approximately $243,000 in cash and 12,978 shares of Lennar Common Stock (which, for financial statement reporting purposes, Lennar recorded at a value of approximately $20.56 per share).

(2) U.S. Home's Notes consist of 7.95% Senior Notes due 2001 ($75,750), 8.25% Senior Notes due 2004 ($101,000), 7 3/4% Senior Notes due 2005 ($101,000),
    8.88% Senior Subordinated Notes due 2007 ($126,250) and 8.875% Senior Subordinated Notes due 2009 ($126,250). These amounts reflect a value of U.S. Home's notes at 101% of their principal amount, which is the purchase price payable under our tender offer for those notes.

(3) In March 1998, we entered into an agreement with a banking firm which gives us the option (but does not require us) to sell Common Stock to that firm based upon market prices from time to time for a total of $120,000. To date, we have made sales totaling $36,000 under the agreement.

(4) Does not include 6,100 shares of Common Stock issuable upon conversion of the Zero Coupon Senior Convertible Debentures due 2018 or 3,800 shares of Common Stock issuable upon exercise of stock options which were outstanding at February 29, 2000.

                               BUSINESS OF LENNAR

                                    GENERAL

     We have been selling and building single family homes to first-time, first-time move-up, second-time move-up, active adults and others for over 40 years. We currently operate in 13 states, including Florida, California, Texas, Arizona and Nevada. According to data from the Bureau of the Census, these five states accounted for approximately 33% of residential building permits issued in the United States during 1999.

     Our revenues from homebuilding operations increased to $2.8 billion in fiscal 1999 from $666 million in fiscal 1995, which represents a compound annual growth rate of 44%. Over the same period, our earnings before interest and taxes, referred to as "EBIT," grew to $334 million from $135 million, a compound annual growth rate of 26%. We delivered 12,589 homes in fiscal 1999 compared with 10,777 homes in fiscal 1998 and 4,680 homes in fiscal 1995. At February 29, 2000, the dollar value of our backlog of homes under contract totaled $773 million (3,238 homes), compared with $934 million (4,590 homes) at February 28, 1999.

     Our financial services subsidiaries provide mortgage financing, title insurance and closing services to people who buy our homes and others. These subsidiaries also package and resell mortgage loans, perform mortgage loan servicing activities and provide cable television and alarm monitoring services to residents of our communities and others. Our subsidiaries sell their loans in the secondary mortgage market, but usually retain the servicing rights. In fiscal 1999, we originated $2.2 billion of mortgage loans compared with $1.0 billion in the prior year. Approximately 51% of the loans we originated in fiscal 1999 were to persons buying our homes compared with 77% in fiscal 1998.

                               BUSINESS STRATEGY

     We use a number of strategies to grow our business. They include the following:

ACQUIRE LAND AT ADVANTAGEOUS PRICES

     Throughout our history, we have acquired land at what we believed to be favorable prices and benefited from appreciation in its value before we incorporated it into finished homes. We have done this by (a) acquiring land in areas which are in early stages of becoming homebuilding growth markets, or which we believe will shortly begin to emerge as growth markets, (b) entering major growth markets when they are recovering from homebuilding slowdowns and
(c) actively acquiring land during low points in the real estate cycle. We employed this strategy in Florida and Arizona during the 1970's and 1980's, and we have employed it in making major acquisitions in Texas and California during the past several years. Appreciation in the price of land between the time we acquire it and the time we build homes on it increases our gross profit margins and often gives us an advantage over competing homebuilders.

     Our recent expansion into California typifies our approach toward entering new markets. We entered California in 1995 by acquiring Bramalea California, Inc. which gave us a land position of 3,000 homesites. At that time, the California housing market was beginning to emerge from a slowdown that had begun in 1989. During 1996 and 1997, we increased our California position by acquiring other homebuilders and attractive land parcels. In October 1997, we acquired Pacific Greystone Corporation, a leading homebuilder in both Northern and Southern California, with operations also in Arizona and Nevada. The Pacific Greystone acquisition substantially increased our California inventory and brought us the management structure we needed to conduct a major homebuilding operation in California and elsewhere in the West. Since the Pacific Greystone transaction, we have acquired the properties of three more companies: Winncrest Homes, ColRich Communities and Polygon Communities. These acquisitions gave us new opportunities in the recovering Inland Empire area of California, and strengthened our positions in Orange County, California, and in the Sacramento and San Diego areas of California. In total, the three acquisitions provided us approximately 6,000 owned homesites, 7,600 controlled homesites and a $170 million backlog of home sales contracts, and at November 30, 1999, we had approximately 32,000 owned and controlled homesites in California. As a result of our expansion strategy, we believe we currently are one of the best-positioned builders in California.

     We do not use all the land we acquire in our homebuilding operations. We often reduce our inventory by selling parcels to other developers to help achieve a higher return on our investment.

GROW THROUGH ACQUISITIONS

     We have frequently acquired companies or their assets to expand our homebuilding and financial services activities. This has included acquiring homebuilding companies in order to obtain their inventories and homebuilding operations. We did that with the acquisition of H. Miller & Sons in 1984, Development Corporation of America in 1986, Bramalea California, Inc. in 1995, Village Builders, Friendswood Development Company, Renaissance Homes and Regency Title in 1996, Pacific Greystone Corporation in 1997, North American Title, Winncrest Homes, ColRich Communities and Polygon Communities in 1998, and Eagle Home Mortgage Company and Southwest Land Title Company in 1999.

     Our acquisition of U.S. Home is another significant use of an acquisition to expand our homebuilding and mortgage finance activities.

FOCUS ON FASTEST GROWING HOUSING MARKETS

     From our origin in South Florida to our expansion into Arizona, Texas, California and Nevada, we have concentrated on the Sun Belt States. Demand for new homes has been substantially greater in those states than in most other areas of the country. These five states accounted for approximately 33% of all residential building permits issued in the United States in 1999.

     The acquisition of U.S. Home brings us into eight states that accounted for an additional 24% of residential building permits issued in 1999, as well as bringing us into new areas of states in which we already build homes.

GENERATE EARNINGS FROM FINANCIAL SERVICES SUBSIDIARIES

     Our financial services subsidiaries generate significant earnings by originating and servicing mortgage loans, providing title insurance and closing services for homebuyers and packaging and reselling mortgage loans. Because the financial services subsidiaries rapidly resell the loans they originate into the secondary mortgage market, generally on a non-recourse basis, our financial services activities involve a relatively low capital investment.

     The acquisition of U.S. Home will significantly expand our mortgage finance business.

FOCUS ON CUSTOMER CARE AND SATISFACTION

     We are dedicated to providing each homebuyer with high quality, service and value. We have a program called "Zero Defects(SM)" to ensure that each Lennar home is as close as possible to defect-free before the home sale closes. We also have a "TLC(SM)" Program ("Total Lennar Care(SM)"), through which we provide proactive, customer-driven post sale service, which ultimately leads to enhanced customer retention and referrals. Our focus on customer care has made customer referrals a major source of new customer leads.

     Like us, U.S. Home has made quality products the centerpiece of its homebuilding business.

                                   OPERATIONS

     We have two business segments: homebuilding and financial services. Assets and results of operations of our reportable segments are separately disclosed in our Consolidated Financial Statements which are incorporated by reference into this prospectus.

HOMEBUILDING OPERATIONS

     Our homebuilding operations include the sale and construction of single-family attached and detached homes in Florida, California, Texas, Arizona and Nevada. During 1999, our product mix consisted of deliveries of approximately 30% first-time homes, 65% move-up homes and 5% retirement and active adult homes. Our homebuilding activities also include the purchase, development and sale of residential land. We have a 50% interest in two general partnerships with LNR Property Corporation, which acquire and develop land and sell land to us and to others. We manage the day-to-day operations of the partnerships and receive a management fee.

FINANCIAL SERVICES

     Our financial services activities are conducted primarily through Lennar Financial Services, Inc. and its subsidiaries. Our financial services subsidiaries make conventional, FHA-insured and VA-guaranteed mortgage loans available to qualified purchasers of our homes and others from offices located in Florida, California, Arizona, Texas, Nevada, Oregon, Utah and Washington. In 1999, loans to buyers of our homes represented approximately 51% of our $2.2 billion of loan originations, compared to 77% in 1998. In addition, these companies provide title insurance and closing services for Lennar homebuyers and others, package and resell residential mortgage loans and mortgage-backed securities, perform mortgage loan servicing activities and provide cable television and alarm monitoring services to residents of Lennar communities and others. During our fiscal 1998 year, we acquired North American Title Group. This acquisition, together with our 1996 acquisition of Regency Title Company, significantly expanded our title insurance and closing business in Texas and expanded our title insurance business into California, Arizona and Colorado. During fiscal 1999, we acquired Eagle Home Mortgage Company and Southwest Land Title Company.

     For more information regarding us, see our documents incorporated by reference in this prospectus.

                             BUSINESS OF U.S. HOME

                                    GENERAL

     Organized in 1954 and incorporated in Delaware in 1959, U.S. Home Corporation was one of the largest single-family homebuilders in the United States based on homes delivered in 1999. U.S. Home builds and sells homes in more than 240 new home communities in 33 market areas in 13 states. Since its formation, U.S. Home has delivered over 292,000 homes. In 1998, U.S. Home was the eighth largest single-family on-site homebuilder in the United States based on homes completed and delivered and U.S. Home has been among the ten largest single-family on-site homebuilders in the United States for over 20 years. In 1999 U.S. Home had total revenues of $1.82 billion and net income of $72.4 million and U.S. Home delivered 9,069 homes during that year.

                               BUSINESS STRATEGY

FOCUS ON POPULAR GROWTH CORRIDORS

     In each of the 33 markets in which U.S. Home operates, U.S. Home strives to build quality homes offering prospective homebuyers a high level of new home value. U.S. Home offers a wide variety of moderately priced homes that are designed to appeal to the affordable, move-up and retirement and active adult buyers. Because U.S. Home believes that many home purchasers compare homes on the basis of location, perceived quality and dollars of purchase price per square foot of living area, U.S. Home has focused its community development efforts on popular growth corridors. Development in these corridors allows U.S. Home to appeal to a wide variety of buyers by designing homes of high quality, value and flexibility. U.S. Home designs its homes for maximum living space and provides opportunities to buyers in each of its markets to choose interior and exterior features to enhance their homes through its U.S. Home Custom Design Studios.

FOCUS ON HIGH QUALITY AND CUSTOMER SERVICE STANDARDS

     As a service to its homebuyers, U.S. Home markets homes in "model home parks" featuring one or more model homes, attractively furnished and decorated and staffed by its sales consultants. These consultants provide information regarding floor plans, the various elevations available and decorating options, as well as assisting with mortgage financing information. A model home may include a variety of options and upgrades that the customer may request at an additional cost, and includes items such as special floor and window treatments, custom cabinetry, pools, fireplaces and decks. U.S. Home constantly studies aesthetic design and architectural trends, as well as quality construction and engineering trends, in order to provide customers with high quality and customer service. U.S. Home also has received numerous awards in various markets for outstanding housing design.

                                   OPERATIONS

     U.S. Home is engaged in two related industries: homebuilding and financial services. Assets and results of operations of U.S. Home's reportable segments are separately disclosed in its Consolidated Financial Statements incorporated in this document by reference.

HOMEBUILDING OPERATIONS

     U.S. Home's primary business is the on-site development of single-family residential communities in or near major metropolitan areas of Arizona, California, Colorado, Florida, Maryland/Virginia, Michigan, Minnesota, Nevada, New Jersey, North Carolina, Ohio and Texas. U.S. Home's product line includes both single-family detached and attached homes. During 1999, approximately 81% of the homes U.S. Home delivered were single-family detached homes as compared to 78% in 1998 and 80% in 1997. During 1999, U.S. Home's product mix consisted of deliveries of approximately 35% affordable homes, 40% move-up homes and 25% retirement and active adult homes.

     For a number of years, U.S. Home has developed a significant portion of its residential communities (primarily in the affordable and move-up communities) through rolling lot options. U.S. Home purchases finished lots through these options, which enable it initially to pay a small fraction of the total lot cost and then purchase the lots on a scheduled basis. During 1999, 31% of U.S. Home's unit deliveries were from lots acquired by the exercise of rolling lot options, as compared with 36% in 1998. At December 31, 1999, U.S. Home's land and finished lot inventories totaled $679.3 million, excluding option deposits. At the time, U.S. Home's refundable and nonrefundable deposits totaled $47.2 million for options and contracts to purchase undeveloped land and finished lots for homebuilding operations for a total purchase price of approximately $533.9 million. U.S. Home has incurred pre-development costs of approximately $56.0 million relating to these properties.

FINANCIAL SERVICES

     U.S. Home's financial services activities consist primarily of its mortgage banking activities and are conducted primarily through its wholly-owned subsidiary, U.S. Home Mortgage Corporation, a Florida corporation. U.S. Home's subsidiary originates conventional, FHA-insured and VA-guaranteed mortgage loans to qualified purchasers of our homes from 22 branch and satellite offices which serve most of the market areas where U.S. Home conducts its homebuilding operations. U.S. Home does not retain or service the mortgages that it originates but, rather, processes and sells the mortgages and related servicing rights to third party investors. Loans and servicing rights are generally sold and funded by investors within 30 days after the home is delivered. U.S. Home's "capture rate" for providing financing to buyers of homes it delivered was 82% in 1999 compared to 83% in 1998 and 76% in 1997.

     For more information regarding U.S. Home, see U.S. Home's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, which is incorporated by reference in this document.

                     BUSINESS OF COMBINED LENNAR/U.S. HOME

     Based on information in homebuilding industry publications, a combined Lennar and U.S. Home would have been the nation's largest homebuilder in 1999 based on homebuilding revenues, domestic homes delivered and homebuilding EBITDA. On a combined pro forma basis, Lennar and U.S. Home would have reported revenues of $4.9 billion and earnings before interest, taxes, depreciation and amortization of $551 million in 1999.

     The combined company will benefit from, among other things, an increased geographic market and a broader product offering. Geographically, the combined company will operate in 13 states, including the six states that have either the largest or the fastest growing population in the nation (Florida, California, Texas, Colorado, Arizona and Nevada). Our product offering will be materially enhanced by the U.S. Home strategic position in the retirement/active adult segment of the market. We will build homes for the first-time, first-time move-up, second-time move-up and retirement purchasers under both the Lennar and U.S. Home brand names. The enhanced size and scope of our business will allow us to solidify further our position in our principal current markets, as well as helping us to expand the areas of our activities and to pursue new Internet and broadband opportunities for the homebuilding and residential mortgage industries.

     The following table provides data, on a state-by-state basis, regarding the combined homebuilding operations of Lennar and U.S. Home at or for the year ended November 30, 1999 as to Lennar and December 31, 1999 as to U.S. Home.

  PRO FORMA HOMESITES OWNED AND CONTROLLED AND LAST 12 MONTH DELIVERIES(1)(2)

                                                             HOMESITES
                                                  -------------------------------
                                                                          TOTAL        1999
                     STATE                        OWNED    CONTROLLED   HOMESITES   DELIVERIES
                     -----                        ------   ----------   ---------   ----------
Florida.........................................  16,036     33,716       49,752       6,715
California......................................  15,277     21,353       36,630       4,508
Texas...........................................  10,356      7,923       18,279       4,381
Colorado........................................   5,759      3,732        9,491       1,178
Arizona.........................................   4,397      1,309        5,706       2,429
Minnesota.......................................   1,605      2,842        4,447         753
Maryland/Virginia...............................   2,504        915        3,419         589
New Jersey......................................     820      2,007        2,827         304
Nevada..........................................   1,212        169        1,381         724
Ohio............................................     350         82          432          77
                                                  ------     ------      -------      ------
Total...........................................  58,316     74,048      132,364      21,658
                                                  ======     ======      =======      ======

---------------
(1) Lennar homesite positions and deliveries are presented as of or for the fiscal year ended November 30, 1999. U.S. Home homesite positions and deliveries are presented as of or for the fiscal year ended December 31, 1999.

(2) Excludes U.S. Home joint venture activity in Michigan and North Carolina.

                              MANAGEMENT OF LENNAR

     Our directors and executive officers as of the date of this prospectus are as follows:

                  NAME                                     POSITION
                  ----                                     --------
Leonard Miller...........................  Chairman of the Board and Director
Stuart A. Miller.........................  President, Chief Executive Officer, and
                                           Director
Robert J. Strudler(1)....................  Vice-Chairman of the Board, Chief
                                           Operating Officer and Director
Bruce E. Gross...........................  Vice President and Chief Financial
                                           Officer
Allan J. Pekor...........................  Vice President
Marshall H. Ames.........................  Vice President
Jonathan M. Jaffe........................  Vice President and Director
David B. McCain..........................  Vice President, General Counsel and
                                           Secretary
Waynewright Malcolm......................  Vice President and Treasurer
Diane J. Bessette........................  Vice President and Controller
Craig M. Johnson.........................  Vice President-Community Development
Irving Bolotin...........................  Director
R. Kirk Landon...........................  Director
Sidney Lapidus...........................  Director
Reuben S. Leibowitz......................  Director
Steven J. Saiontz........................  Director
Arnold P. Rosen..........................  Director
Steven L. Gerard(1)......................  Director
Herve Ripault(1).........................  Director

---------------
(1) Mr. Strudler was the co-chief executive officer of U.S. Home and was a Director of U.S. Home. Each of Messrs. Gerard and Ripault was a Director of U.S. Home.

     For information regarding the ages and business backgrounds of our executive officers, please refer to the caption "Directors and Executive Officers of the Registrant" in Part III of our Annual Report on Form 10-K for the fiscal year ended November 30, 1999, which is incorporated in this document by reference. Similar information regarding our directors appears in our proxy statement for our 2000 Annual Meeting of Stockholders. Information regarding Robert J. Strudler, Steven L. Gerard, Craig M. Johnson and Herve Ripault may be found in U.S. Home's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, which is incorporated in this document by reference.

              DESCRIPTION OF NEW SENIOR SECURED CREDIT FACILITIES

SENIOR SECURED CREDIT FACILITIES

     Concurrently with the sale of the notes, we entered into a credit agreement with a syndicate of financial institutions which provides up to a maximum amount of $1.4 billion of senior secured credit facilities (subject to increase as described below) which we used and will use to finance the acquisition of U.S. Home, to refinance our and U.S. Home's existing indebtedness, including U.S. Home's public debt securities which were the subject of our tender offer and consent solicitation, and for working capital and other general corporate purposes.

     The senior secured credit facilities consist of: a $700 million five-year revolving credit facility, a $300 million 364-day revolving credit facility and a $400 million seven-year term loan B. The five-year revolving credit facility and/or the term loan B may be increased, subject to the administrative agent's approval, by not more than $100 million in the aggregate (but without any obligation of any lender to increase its commitment). Amounts under each of the revolving credit facilities may be repaid and reborrowed prior to the final maturity date. Bank One, N.A. will be the administrative agent and Bankers Trust Company will be syndication agent for the credit facilities. Affiliates of Banc of America Securities LLC and Credit Lyonnais Securities (USA) Inc. will be the co-documentation agents for the credit facilities. An affiliate of Wachovia Securities, Inc. will be a lender under the credit facilities. Banc One Capital Markets, Inc. and Deutsche Bank Securities Inc. will be the lead arrangers and joint book managers.

REVOLVING CREDIT FACILITIES

     The senior secured credit facilities include a five-year revolving credit facility of $700 million, of which up to $100 million is available for letters of credit and $30 million is available for swingline loans.

     The senior secured credit facilities also include a 364-day revolving credit facility of $300 million, which may be extended annually by the lenders at our request. This facility will generally be convertible to a term loan on any anniversary on which it is not extended by the lenders. The term loan would then amortize in equal quarterly installments, and mature on the fifth anniversary of the closing.

     To the extent there are U.S. Home notes that were not tendered pursuant to our cash tender offer and consent solicitation or the offer U.S. Home will be required to make after the merger closes, we will have the choice of: (1) permanently reducing the revolving credit facilities by the principal amount of those U.S. Home notes that remain outstanding (first, to the 364-day revolving credit facility, then to the five-year revolving credit facility); (2) defeasing the remaining U.S. Home notes that are outstanding; or (3) any combination of
(1) and (2). Until approximately 90 days after the closing of the U.S. Home acquisition, the amount of any potential revolver commitment reduction will remain committed by lenders, but availability for this portion of the revolving credit facilities will be limited only to fund the principal amount of newly retired U.S. Home notes. Supplemental indentures have been signed to reflect amendments to the indentures under which the U.S. Home notes were issued. Those amendments became operative concurrently with the sale of the notes.

TERM LOAN B

     The senior secured credit facilities include a seven-year term loan B in an aggregate principal amount of $400 million. Loans under this part of the facilities were drawn in full on closing of the financing and will be amortized in equal quarterly principal payments of $1.0 million on the first day of each calendar quarter prior to maturity, with the balance to be paid at maturity.

INTEREST RATES AND FEES

     The applicable margin spread for eurodollar rate loans and the per annum percentage used to calculate the unused commitment fee will be determined by reference to a pricing schedule which is based upon our leverage ratio and the credit ratings for the senior secured credit facilities. The applicable margin for the revolvers ranges between 100 basis points and 225 basis points, depending upon the pricing schedule. The applicable margin for the term loan B ranges between 250 basis points and 300 basis points, depending upon the pricing schedule. Undrawn commitment fees on the revolving credit facilities generally range between 17.5 basis points and 45 basis points per annum. A prepayment premium based on the principal amount prepaid will be required for any term loan B prepayments made on or before the first anniversary of the closing of the financing.

COVENANTS AND BORROWING LIMITS

     The senior secured credit facilities contain affirmative and negative covenants. The covenants include: (1) restrictions on dispositions, mergers and sales of assets, changes in business activities, transactions with affiliates, dividend and other distributions, payment or prepayment of subordinated debt, investments and acquisitions and the incurrence of liens; and (2) the following financial covenants: (a) a maximum leverage ratio, (b) a minimum interest coverage ratio, (c) a maximum subsidiary indebtedness and guarantee obligations test, (d) a minimum adjusted tangible net worth test, (e) a limitation on speculative inventories, (f) a limitation on investment in certain subsidiaries and (g) a land/net worth ratio.

     The senior secured credit facilities also contain a borrowing limit governing total senior debt at any time that the facilities are rated below investment grade by both Moody's Investors Service and Standard & Poor's.

EVENTS OF DEFAULT

     Events of default under the senior secured credit facilities include non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties in any material respect, bankruptcy and insolvency events, cross-defaults and a default in the event of a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including accelerating the amounts due under the senior secured credit facilities and requiring immediate repayment of all amounts outstanding.

GUARANTEES AND SECURITY

     All obligations under the senior secured credit facilities and under any interest rate protection and other hedging agreements with any lender have been guaranteed by substantially all of our subsidiaries except our mortgage and title reinsurance services subsidiaries.

     All obligations under the senior secured credit facilities, the guarantees and any interest rate protection and other hedging agreements with any lender have been secured by pledges of all capital stock in our significant subsidiaries, excluding our mortgage services subsidiaries. The collateral will be subject to a collateral trust, with Bank One, N.A. as collateral trustee, the beneficiaries of which will be the lenders and the holders of our existing
7 5/8% senior notes due 2009 and our zero coupon senior convertible debentures due 2018.

              DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS OF LENNAR

7 5/8% SENIOR NOTES DUE 2009

     On February 19, 1999, we sold $282 million principal amount of 7 5/8% senior notes due 2009. The 7 5/8% senior notes will mature on March 1, 2009. Interest is payable on each March 1 and September 1. The 7 5/8% senior notes contain covenants limiting our ability to incur liens on our assets and properties and to enter into certain sale and leaseback transactions.

     The 7 5/8% senior notes are equally and ratably secured by the stock which secures the senior secured credit facilities described above. Our obligations under the 7 5/8% senior notes also have been guaranteed by the guarantors of the notes.

ZERO COUPON SENIOR CONVERTIBLE DEBENTURES DUE 2018

     In July and August 1998, we sold $493 million principal amount at maturity of our zero coupon senior convertible debentures due 2018, for gross proceeds of $229 million. The debentures will mature on July 29, 2018. The issue price of the debentures of $464.13 per $1,000 principal amount at maturity represents a yield to maturity of 3.875% per annum. There are no periodic payments of interest. Each debenture is convertible into shares of our common stock at a conversion rate of 12.3768 shares per $1,000 principal amount at maturity (subject to adjustment to prevent dilution). The debentures contain covenants limiting our ability to incur liens on our assets and properties and to enter into certain sale and leaseback transactions. Holders of the debentures have the option to require us to repurchase the debentures on any of the fifth, tenth, or fifteenth anniversary dates from the issue date for the initial issue price plus accrued original issue discount through the date of repurchase. We have the option to satisfy the repurchases with any combination of cash and/or shares of our common stock. We will have the option to redeem the debentures, in cash, at any time after the fifth anniversary date for the initial issue price plus accrued original issue discount.

     The debentures are equally and ratably secured by the stock which secures the senior secured credit facilities described above. Our obligations under the debentures also have been guaranteed by the guarantors of the notes.

                              DESCRIPTION OF NOTES

     We have summarized certain terms of the Notes and the Indenture in this section. This summary is not complete.

     We issued the Notes under an indenture among us, the guarantors and Bank One Trust Company, N.A., as trustee (the "Trustee"), dated as of May 3, 2000 (the "Indenture"). Because of the exchange offer, the Indenture has become subject to the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the Indenture, including the definitions of certain terms. A copy of the Indenture may be obtained from us or the initial purchasers. Any series A notes that remain outstanding after the completion of the exchange offer, together with the series B notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture. Capitalized terms used but not defined in this section have the meanings specified in the Indenture. For purposes of this "Description of Notes", "Lennar", "we" or "us" refers to Lennar Corporation and does not include our subsidiaries except in references to financial data determined on a consolidated basis. References to "U.S. Home" refer to U.S. Home Corporation prior to its merger with Len Acquisition Corporation, a wholly owned subsidiary of Lennar, and to the surviving corporation of that transaction after its consummation. References to "Notes" include references to the series B notes.

GENERAL

     The Notes will bear interest from the date the notes are first issued under the Indenture at the rate per annum shown on the cover page of the prospectus, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 2000, to Holders of record at the close of business on May 15 or November 15, as the case may be, immediately preceding each such interest payment date. The Notes will mature on May 1, 2010, and will be issued in denominations of $1,000 and integral multiples thereof.

     The Notes will be limited to an aggregate principal amount of $525 million, of which $325 million will be issued in the Offering. Additional Notes of up to $200 million aggregate amount may be issued in one or more series from time to time subject to the limitations set forth under "Certain Covenants -- Limitations on Indebtedness". The Notes will be guaranteed by each of the Guarantors pursuant to the guarantees (the "Guarantees") described below.

     The Notes will be general unsecured obligations of Lennar and will rank senior in right of payment to all future Indebtedness of Lennar that is, by its terms, expressly subordinated in right of payment to the Notes and any other senior Indebtedness and pari passu in right of payment with all existing and future unsecured Indebtedness of Lennar that is not so subordinated. The Guarantees will be general unsecured obligations of the Guarantors and will rank senior in right of payment to all future Indebtedness of the Guarantors that is, by its terms, expressly subordinated in right of payment to the Guarantees or any other senior Indebtedness of the Guarantors and will rank pari passu in right of payment with all existing and future unsecured Indebtedness of the Guarantors that is not so subordinated.

     Secured creditors of Lennar and the Guarantors will have a claim on the assets which secure the obligations of Lennar and the Guarantors to such creditors prior to claims of holders of the Notes against those assets. At February 29, 2000, adjusted to give effect to the transactions described under "Capitalization", Lennar and the Guarantors would have had approximately $1.8 billion (including the Notes) of Indebtedness outstanding, substantially all of which would have been secured indebtedness and none of which would have been subordinated to the Notes.

REDEMPTION

     No Mandatory Redemption. There will be no sinking fund for or other mandatory redemption of the Notes.

     Optional Redemption. The Notes will be redeemable, at Lennar's option, in whole or in part at any time or from time to time, on or after May 1, 2005, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on May 1 of the years set forth below, plus, in each case, accrued interest thereon to the date of redemption:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2005........................................................   104.975%
2006........................................................   103.317
2007........................................................   101.658
2008 and thereafter.........................................   100.000

     Optional Redemption upon Equity Offering. Notwithstanding the foregoing, at any time, or from time to time, on or prior to May 1, 2003, Lennar, at its option, may redeem, with the net cash proceeds of one or more Equity Offerings by Lennar, up to 35% of the aggregate principal amount of the Notes originally issued, at a redemption price equal to 109.950% of the principal amount of such Notes, plus accrued interest thereon to the date of redemption; provided, however, that after each such redemption not less than 65% of the aggregate principal amount of Notes originally issued (excluding any Notes held by Lennar or any of its Subsidiaries) remains outstanding. Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Equity Offering.

     Redemption Procedures. Selection of the Notes or portions thereof for redemption pursuant to the foregoing shall be made by the Trustee by lot, on a pro rata basis, or on such other basis as the Trustee deems fair and appropriate (subject to the procedures of The Depository Trust Company). Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at the registered address of such Holder. On and after the redemption date, interest ceases to accrue on the Notes or portions thereof called for redemption.

THE GUARANTEES

     Each of the Guarantors will (so long as it remains a Restricted Subsidiary) unconditionally guarantee on a joint and several basis all of Lennar's obligations under the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. The Guarantees will be general unsecured obligations of the Guarantors and will rank pari passu with all existing and future unsecured Indebtedness of the Guarantors that is not, by its terms, expressly subordinated in right of payment to the Guarantees or other senior Indebtedness of the Guarantors. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

     The Indenture requires that each existing and future Restricted Subsidiary (other than any Foreign Subsidiary) that guarantees any Indebtedness of Lennar or any other Restricted Subsidiary be a Guarantor. Lennar will be permitted to cause any Unrestricted Subsidiary to be a Guarantor.

     The Indenture provides that if all or substantially all of the assets of any Guarantor or all of the Capital Stock of any Guarantor is sold (including by consolidation, merger, issuance or otherwise) or disposed of (including by liquidation, dissolution or otherwise) by Lennar or any of its Subsidiaries, or, unless Lennar elects otherwise, if any Guarantor is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture, then such Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Guarantor or a designation as an Unrestricted Subsidiary) or the Person acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be deemed automatically and unconditionally released and discharged from any of its obligations under the Indenture without any further action on the part of the Trustee or any Holder of the Notes. An Unrestricted Subsidiary that is a Guarantor shall be deemed automatically and unconditionally released and discharged from all obligations under its Guarantee upon notice from Lennar to the Trustee to such effect, without any further action required on the part of the Trustee or any Holder.

     Except as provided in "Certain Covenants" below, Lennar is not restricted from selling or otherwise disposing of any of the Guarantors. A sale of assets or Capital Stock of a Guarantor may constitute an Asset Disposition subject to the "Limitations on Disposition of Assets" covenant.

CERTAIN COVENANTS

     The following is a summary of certain covenants that are contained in the Indenture. Such covenants are applicable (unless waived or amended as permitted by the Indenture) so long as any of the Notes are outstanding, except as otherwise described under "Defeasance of Indenture" or, to the extent described below, that specified covenants will not apply during periods when the Notes maintain the Required Rating.

     REPURCHASE OF NOTES UPON CHANGE IN CONTROL. If a Change in Control occurs, each Holder of Notes can require Lennar to repurchase all of that Holder's Notes, or any portion of the principal amount of those Notes that is an integral multiple of $1,000. Lennar will make the repurchase on a date (the "Change in Control Purchase Date") that is at least 60 days, and no more than 90 days, after the date of the Change in Control at a cash purchase price (the "Change in Control Purchase Price") equal to 101% of the principal amount of those Notes, plus accrued and unpaid interest to the date of repurchase.

     Within 30 days after a Change in Control, Lennar or, at Lennar's request, the Trustee, will mail to all Holders a notice (a "Change in Control Notice") of such Change in Control and of the resulting repurchase right. Lennar will also deliver a copy of Lennar's Change in Control Notice to the Trustee. To exercise the repurchase right, a Holder must deliver to the Trustee on or before the Change in Control Purchase Date, written notice of the Holder's exercise of that right, together with the Notes with respect to which the right is being exercised, duly endorsed for transfer to Lennar (a "Change in Control Purchase Notice").

     A "Change in Control" will be deemed to have occurred at such time after the original issuance of the Notes as:

          (1) any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act), other than Lennar, any Subsidiary, any employee benefit plan of Lennar or any Subsidiary, or Permitted Holders is or becomes the beneficial owner, directly or indirectly, through a purchase or other acquisition transaction or series of transactions (other than a merger or consolidation involving Lennar), of shares of Lennar's Capital Stock entitling such Person to exercise in excess of 50% of the total voting power of all shares of Lennar's Capital Stock entitled to vote generally in the election of directors;

          (2) Lennar consolidates with, or Lennar merges into, any other Person, any other Person merges into Lennar or Lennar sells or transfers its assets, as an entirety or substantially as an entirety, to another Person (other than (a) any such transaction pursuant to which the holders of Capital Stock of Lennar entitled to vote generally in the election of directors, immediately prior to such transaction have, directly or indirectly, shares of Capital Stock of the continuing or surviving corporation immediately after such transaction which entitle such holders to exercise in excess of 50% of the total voting power of all shares of Capital Stock of the continuing or surviving corporation entitled to vote generally in the election of directors and (b) any merger (i) which does not result in any reclassification, conversion, exchange or cancellation of our outstanding shares of Lennar's Common Equity or (ii) which Lennar effects solely to change the jurisdiction of its incorporation and results in a reclassification, conversion or exchange of outstanding shares of Lennar's Common Equity solely into shares of stock carrying substantially the same relative rights as such Common Equity); or

          (3) if the individuals who serve on Lennar's Board of Directors at the beginning of the two-year period immediately preceding such change (together with any other individual whose election to Lennar's Board of Directors or whose nomination for election by Lennar's stockholders was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

     The term "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act.

     "Permitted Holders" mean any holders of Lennar's outstanding Class B Common Stock as of the Issue Date and any permitted transferees of Class B Common Stock under the terms of Lennar's Certificate of Incorporation as it exists on the Issue Date.

     To the extent applicable, Lennar will comply with the provisions of Rule 14e-1 under the Exchange Act and other securities laws and regulations in connection with any offer by Lennar to repurchase Notes upon a Change in Control.

     Lennar will not be required to make a Change in Control offer if a third party makes the Change in Control offer in compliance with the requirements of the Indenture and purchases all Notes validly tendered and not withdrawn under such Change in Control offer in response to such offer.

     The Change in Control feature of the Notes may discourage a takeover of Lennar or make such a takeover and, thus, the removal of incumbent management, more difficult. These provisions would not necessarily protect Holders of the Notes from (1) a highly leveraged transaction, (2) certain changes in who controls Lennar or (3) other transactions involving Lennar that may adversely affect Holders.

     If a Change in Control occurs, it is substantially likely that a change in control will also have occurred under the terms of Lennar's existing Senior Notes. If a Change in Control were to occur, there could be no assurance that Lennar would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by Holders. Any failure by Lennar to repurchase the Notes when required following a Change in Control would result in an Event of Default under the Indenture.

     With respect to any disposition of assets, the phrase "all or substantially all" as used in the Indenture (including as set forth under "Limitations on Mergers, Consolidations and Sales of Assets" below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of Lennar, and therefore it may be unclear as to whether a Change in Control has occurred and whether the Holders have the right to require Lennar to repurchase Notes.

     LIMITATIONS ON INDEBTEDNESS. The Indenture provides that, unless the Notes are rated the Required Rating (during which time the following covenant will not be in effect), Lennar will not, and will not cause or permit any Restricted Subsidiary, directly or indirectly, to, create, incur, assume, become liable for or guarantee the payment of (collectively, an "incurrence") any Indebtedness (including Acquired Indebtedness and any additional Notes); provided, that Lennar and any Restricted Subsidiary Guarantor may incur Indebtedness (including Acquired Indebtedness) if, after giving effect thereto and the application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.0.

     Notwithstanding the foregoing, the provisions of the Indenture will not prevent the incurrence of:

          (1) Permitted Indebtedness,

          (2) Refinancing Indebtedness,

          (3) Non-Recourse Indebtedness of Lennar or any Restricted Subsidiary Guarantor,

          (4) any Guarantee of Indebtedness of Lennar represented by the Notes, and

          (5) any guarantee of Indebtedness incurred under Credit Facilities in compliance with the Indenture.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness may be incurred through the first paragraph of this covenant or by meeting the criteria of one or more of the types of Indebtedness described in the second paragraph of this covenant (or the definitions of the terms used therein), Lennar, in its sole discretion,

          (1) may classify such item of Indebtedness under and comply with either of such paragraphs (or any of such definitions), as applicable,

          (2) may classify and divide such item of Indebtedness into more than one of such paragraphs (or definitions), as applicable, and

          (3) may elect to comply with such paragraphs (or definitions), as applicable, in any order.

     Lennar will not, and will not cause or permit any Guarantor to, directly or indirectly, in any event incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of Lennar or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Notes or the Guarantee of such Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of Lennar or such Guarantor, as the case may be.

     LIMITATIONS ON RESTRICTED PAYMENTS. The Indenture provides that, unless the Notes are rated the Required Rating (during which time the following covenant will not be in effect), Lennar will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment unless:

          (1) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

          (2) immediately after giving effect to such Restricted Payment, Lennar could incur at least $1.00 of Indebtedness pursuant to the first paragraph of the "Limitations on Indebtedness" covenant; and

          (3) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments (including the Fair Market Value of any non-cash Restricted Payment) declared or made after the Issue Date does not exceed the sum of:

          (a) 50% of the Consolidated Net Income of Lennar on a cumulative basis during the period (taken as one accounting period) from and including June 1, 2000 and ending on the last day of Lennar's most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit), plus

          (b) 100% of the aggregate net cash proceeds of and the fair market value of Property received by Lennar from (1) any capital contribution to Lennar after the Issue Date or any issue or sale after the Issue Date of Qualified Stock (other than to any Subsidiary of Lennar and excluding the proceeds of any Qualified Stock to the extent applied to the optional redemption of Notes as described under "Redemption -- Optional Redemption upon Equity Offering") and (2) the issue or sale after the Issue Date of any Indebtedness or other securities of Lennar convertible into or exercisable for Qualified Stock of Lennar that have been so converted or exercised, as the case may be, plus

          (c) in the case of the disposition or repayment or other return of capital of any Investment constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in the calculation of the Consolidated Net Income referred to in (a)) equal to the lesser of (x) the return of capital with respect to such Investment (including by dividend, distribution or sale of Capital Stock) and (y) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition or repayment of such Investment (to the extent not included in the calculation of the Consolidated Net Income referred to in (a)), plus

          (d) with respect to any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary after the Issue Date in accordance with the definition of Unrestricted Subsidiary (so long as the designation of such Subsidiary as an Unrestricted Subsidiary was treated as a Restricted Payment made after the Issue Date and only to the extent not included in the calculation of the Consolidated Net Income referred to in (a)), an amount equal to the lesser of (x) the proportionate interest of Lennar or a Restricted Subsidiary in an amount equal to the excess of (I) the total assets of such Subsidiary, valued on an aggregate basis at the lesser of book value and Fair Market Value thereof, over (II) the total liabilities of such Subsidiary, determined in accordance with GAAP, and (y) the Designation Amount at the time of such Subsidiary's designation as an Unrestricted Subsidiary, plus

          (e) $75 million.

     The foregoing clauses (2) and (3) will not prohibit the following Restricted Payments:

          (A) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of the declaration of such dividend or the giving of such irrevocable redemption notice if such dividend or redemption would have been permitted on the date of declaration or giving of the irrevocable redemption notice without violation of the provisions of the Indenture;

          (B) if no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or retirement of any shares of Capital Stock of Lennar in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of Lennar) of, shares of Qualified Stock (to the extent not applied to the optional redemption of Notes as described under "Redemption -- Optional Redemption upon Equity Offering");

          (C) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of Lennar or any Restricted Subsidiary that is subordinate or junior in right of payment to the Notes or the Guarantees in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of Lennar) of, shares of Qualified Stock (to the extent not applied to the optional redemption of Notes as described under "Redemption -- Optional Redemption upon Equity Offering") or Refinancing Indebtedness;

          (D) if no Default or Event of Default shall have occurred and be continuing, the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of Lennar or any Subsidiary held by officers or employees or former officers or employees of Lennar or any Subsidiary (or their estates or beneficiaries under their estates) not to exceed $500,000 in any calendar year plus $5 million in the aggregate since the Issue Date;

          (E) the payment of dividends by a Restricted Subsidiary to the holders of its Capital Stock pro rata or by Lennar in respect of Disqualified Stock permitted to have been issued as described under "Limitations on Indebtedness"; and

          (F) the acquisition and cancellation by U.S. Home of U.S. Home's 8.88% Senior Subordinated Notes due 2007 or U.S. Home's 8.875% Senior Subordinated Notes due 2009 upon exercise by the holders of the "change of control put" in connection with the acquisition of U.S. Home by Lennar or other repayment or defeasance of such notes within 91 days after the Issue Date;

     provided, however, that each Restricted Payment described in clauses (A) and (B) of this sentence shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (3) of the immediately preceding paragraph.

     For purposes of determining the aggregate and permitted amounts of Restricted Payments made, (i) the amount of any guarantee of any Investment in any Person that was initially treated as a Restricted Payment and which was subsequently terminated or expired, net of any amounts paid by Lennar or any Restricted Subsidiary in respect of such guarantee, shall be deducted and (ii) Restricted Payments made after the Issue Date pursuant to clauses (A) through
(D) above shall be included in such calculation.

     In determining the "Fair Market Value of Property" for purposes of clause
(3) of the first paragraph of this covenant, Property other than cash, Cash Equivalents and Marketable Securities shall be deemed to be equal in value to the "equity value" of the Capital Stock or other securities issued in exchange therefor. The "equity value" of such Capital Stock or other securities shall be equal to (i) the number of shares of Common Equity issued in the transaction (or issuable upon conversion or exercise of the Capital Stock or other securities issued in the transaction) multiplied by the closing sale price of the Common Equity on its principal market on the date of the transaction (less,in the case of Capital Stock or other securities which require the payment of consideration at the time of conversion or exercise, the aggregate consideration payable thereupon) or (ii) if the Common Equity is not then traded on the New York Stock Exchange, American Stock Exchange or Nasdaq National Market, or if the Capital Stock or other securities issued in the transaction do not consist of Common Equity (or Capital Stock or other securities convertible into or exercisable for Common Equity), the value of such Capital Stock or other securities as determined by a nationally recognized investment banking firm retained by the Board of Directors of Lennar.

     LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. The Indenture provides that, unless the Notes are rated the Required Rating (during which time the following covenant will not be in effect), Lennar will not, and will not cause or permit any Restricted Subsidiary to, make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or otherwise dispose of any property or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, any Affiliate of Lennar or any Affiliate of any of Lennar's Subsidiaries or any holder of 10% or more of the Common Equity of Lennar (including any Affiliates of such holders), in a single transaction or series of related transactions (each, an "Affiliate Transaction"), except for any Affiliate Transaction the terms of which are at least as favorable as the terms which could be obtained by Lennar or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not such a holder, an Affiliate of such a holder or an Affiliate of Lennar or any of Lennar's Subsidiaries.

     In addition, Lennar will not, and will not cause or permit any Restricted Subsidiary to, enter into an Affiliate Transaction unless:

          (1) with respect to any such Affiliate Transaction involving or having a value of more than $5 million, Lennar shall have (x) obtained the approval of a majority of the Board of Directors of Lennar and (y) either obtained the approval of a majority of Lennar's disinterested directors or obtained an opinion of a qualified independent financial advisor or, if applicable, a qualified independent real estate appraisal firm to the effect that such Affiliate Transaction is fair to Lennar or such Restricted Subsidiary, as the case may be, from a financial point of view and

          (2) with respect to any such Affiliate Transaction involving or having a value of more than $25 million, Lennar shall have (x) obtained the approval of a majority of the Board of Directors of Lennar and (y) delivered to the Trustee an opinion of a qualified independent financial advisor or, if applicable, a qualified independent real estate appraisal firm to the effect that such Affiliate Transaction is fair to Lennar or such Restricted Subsidiary, as the case may be, from a financial point of view.

     The Indenture will also provide that notwithstanding the foregoing, an Affiliate Transaction will not include:

          (1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees, consultants or agents of Lennar or any Subsidiary of Lennar as determined in good faith by Lennar's Board of Directors or senior management,

          (2) any contract, agreement or understanding with, or for the benefit of, or plan for the benefit of, employees of Lennar or its Subsidiaries generally (in their capacities as such) that has been approved by the Board of Directors of Lennar,

          (3) Capital Stock issuances to directors, officers and employees of Lennar or its Subsidiaries pursuant to plans approved by the stockholders of Lennar,

          (4) any Restricted Payment otherwise permitted under the "Limitations on Restricted Payments" covenant,

          (5) any transaction between or among Lennar and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries (provided, however, no such transaction shall involve any other Affiliate of Lennar (other than an Unrestricted Subsidiary to the extent the applicable amount constitutes a Restricted Payment permitted by the Indenture)),

          (6) any transaction between one or more Restricted Subsidiaries and one or more Unrestricted Subsidiaries where all of the payments to, or other benefits conferred upon, such Unrestricted Subsidiaries are substantially contemporaneously dividended, or otherwise distributed or transferred without charge, to Lennar or a Restricted Subsidiary, and

          (7) transactions between or among Lennar or any Restricted Subsidiary thereof and Lennar Land Partners I and Lennar Land Partners II, both Delaware general partnerships (collectively the "Land Partnership"); provided, that such transactions are (i) permitted by and are effected in accordance with the terms of the Partnership Agreement of the Land Partnership and the By-Laws of Lennar, in each case as in effect on the Issue Date and (ii) are in any event approved by a majority of the Board of Directors of Lennar.

     LIMITATIONS ON DISPOSITIONS OF ASSETS. The Indenture provides that unless the Notes are rated the Required Rating (during which time the following covenant will not be in effect), Lennar will not, and will not cause or permit any Restricted Subsidiary to, make any Asset Disposition unless:

          (1) Lennar (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value thereof, and

          (2) not less than 75% of the consideration received by Lennar (or such Restricted Subsidiary, as the case may be) is in the form of cash, Cash Equivalents and Marketable Securities.

     The amount of any Indebtedness (other than any Indebtedness subordinated to the Notes) of Lennar or any Restricted Subsidiary that is assumed by the transferee in such Asset Disposition and for which recourse to Lennar or such Restricted Subsidiary is released by the obligee shall be deemed to be consideration required by clause (2) above for purposes of determining the percentage of such consideration received by Lennar or the Restricted Subsidiaries.

     The Net Cash Proceeds of an Asset Disposition shall, within one year, at Lennar's election, (a) be used by Lennar or a Restricted Subsidiary to acquire capital assets for use in the Real Estate Business conducted by Lennar and the Restricted Subsidiaries or any other business of Lennar or a Restricted Subsidiary existing at the time of such Asset Disposition or (b) to the extent not so used, be applied to make an offer to purchase (a "Net Cash Proceeds Offer") the Notes and, if Lennar or a Restricted Subsidiary elects or is required to do so, permanently repay, or otherwise permanently reduce the outstanding amount of any other unsubordinated Indebtedness (on a pro rata basis if the amount available for such repayment or reduction is less than the aggregate amount of (i) the principal amount of the Notes tendered in such Net Cash Proceeds Offer and (ii) the lesser of the principal amount, or accreted value, of such other unsubordinated Indebtedness, plus, in each case accrued interest to the date of repayment or reduction) at 100% of the principal amount or accreted value thereof, as the case may be, plus accrued interest to the date of repurchase or reduction.

     Notwithstanding the foregoing,

          (A) Lennar will not be required to apply such Net Cash Proceeds to the repurchase of Notes in accordance with clause (b) of the preceding sentence except to the extent that such Net Cash Proceeds, together with the aggregate Net Cash Proceeds of prior Asset Dispositions (other than those so used) which have not been applied in accordance with this provision and as to which no prior Net Cash Proceeds Offer shall have been made, exceed 5% of Consolidated Tangible Assets,

          (B) Lennar will not be required to apply any Net Cash Proceeds to the repurchase of Notes in accordance with clause (b) of the preceding sentence if such Net Cash Proceeds relate to an Asset Disposition of an asset of U.S. Home or any of its Subsidiaries to the extent that the transfer of such Net Cash Proceeds from U.S. Home to Lennar would violate the terms of any U.S. Home Existing Debt Issues then outstanding, and

          (C) in connection with any Asset Disposition, Lennar and the Restricted Subsidiaries will not be required to comply with clause (2) of the first sentence of the first paragraph of this covenant to the extent that the aggregate non-cash consideration received in connection with such Asset Disposition, together with the sum of all non-cash consideration received in connection with all prior Asset Dispositions that has not yet been converted into cash, does not exceed 5% of Consolidated Tangible Assets; provided, however, that when any non-cash consideration is converted into cash, such cash shall constitute Net Cash Proceeds and be subject to the preceding sentence.

     LIMITATIONS ON LIENS. The Indenture provides that Lennar will not, and will not cause or permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens, other than Permitted Liens, on any of its Property, or on any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, unless contemporaneously therewith or prior thereto all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligation or liability so secured until such time as such obligation or liability is no longer secured by a Lien.

     LIMITATIONS ON RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Indenture provides that Lennar will not, and will not cause or permit any Restricted Subsidiary to, create, assume or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction (other than encumbrances or restrictions imposed by law or by judicial or regulatory action or by provisions of leases and other agreements that restrict the assignability thereof) on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by Lennar or any other Restricted Subsidiary, or pay interest on or principal of any Indebtedness owed to Lennar or any other Restricted Subsidiary,

          (2) make loans or advances to Lennar or any other Restricted Subsidiary, or

          (3) transfer any of its properties or assets to Lennar or any other Restricted Subsidiary,

except for:

          (a) encumbrances or restrictions existing under or by reason of applicable law,

          (b) covenants or restrictions contained in Indebtedness in effect on the date of the Indenture as such covenants or restrictions are in effect on such date,

          (c) any restrictions or encumbrances arising under Acquired Indebtedness; provided, that such encumbrance or restriction applies only to either the assets that were subject to the restriction or encumbrance at the time of the acquisition or to the obligor on such Indebtedness and its Subsidiaries,

          (d) any restrictions or encumbrances arising in connection with Refinancing Indebtedness; provided, however, that any restrictions and encumbrances of the type described in this clause (d) that arise under such Refinancing Indebtedness shall not be materially more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded, refinanced, replaced or extended,

          (e) any Permitted Lien, or any other agreement restricting the sale or other disposition of property, securing Indebtedness permitted by the Indenture if such Permitted Lien or agreement does not expressly restrict the ability of a Subsidiary of Lennar to pay dividends or make or repay loans or advances prior to default thereunder,

          (f) borrowing base covenants set forth in Credit Facilities,

          (g) customary provisions restricting subletting or assignment of any lease governing a leasehold interest or any license of intellectual property of Lennar or any Restricted Subsidiary, and

          (h) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

     LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. Lennar will not permit any of its Restricted Subsidiaries that is not a Restricted Subsidiary Guarantor to issue any Preferred Stock to any Person other than Lennar or a Restricted Subsidiary; provided, however, that any Preferred Stock in any such Restricted Subsidiary that is owned by any Subsidiary that ceases to be a Restricted Subsidiary shall be deemed to be issued and shall be treated as an issuance for purposes of this covenant at the time the Subsidiary in question ceases to be a Restricted Subsidiary.

     LIMITATIONS ON MERGERS, CONSOLIDATIONS AND SALES OF ASSETS. The Indenture provides that neither Lennar nor any Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the Notes, the Guarantees or the Indenture (as an entirety or substantially in one transaction or in a series of related transactions), to any Person (in each case other than in a transaction in which Lennar or a Guarantor is the survivor of a consolidation or merger, or the transferee in a sale, lease, conveyance or other disposition) unless:

          (1) the Person formed by or surviving such consolidation or merger (if other than Lennar or the Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the "Successor"), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of Lennar or the Guarantor, as the case may be, under the Notes or a Guarantee, as the case may be, and the Indenture,

          (2) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing,

          (3) immediately after giving effect to such transaction involving Lennar and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Net Worth of Lennar or the Successor (in the case of a transaction involving Lennar), as the case may be, would be at least equal to the Consolidated Net Worth of Lennar immediately prior to such transaction (exclusive of any adjustments to Consolidated Net Worth attributable to transaction costs) less any amount treated as a Restricted Payment in connection with such transaction in accordance with the Indenture, and

          (4) immediately after giving effect to such transaction, the Successor could incur at least $1.00 of Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant so long as such covenant is then in effect.

The foregoing provisions shall not apply to:

          (a) a transaction involving the sale or disposition of Capital Stock of a Guarantor, or the consolidation or merger of a Guarantor, that in any such case results in such Guarantor being released from its Guarantee as provided under "The Guarantees" above, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor, or

          (b) a transaction the purpose of which is to change the state of organization of Lennar or any Guarantor.

     CONDUCT OF BUSINESS. Lennar will, and will cause its Restricted Subsidiaries to, engage primarily in the Real Estate Business and other activities related to or arising out of any activities comprised in the Real Estate Business.

     REPORTS TO HOLDERS OF NOTES. Lennar shall file with the Commission the annual reports and the information, documents and other reports required to be filed pursuant to Section 13 or 15(d) of the Exchange Act. Lennar shall file with the Trustee and mail to each Holder of record of Notes such reports, information and documents within 15 days after it files them with the Commission. In the event that Lennar is no longer subject to these periodic requirements of the Exchange Act, it will nonetheless continue to file reports with the Commission and the Trustee and mail such reports to each Holder of Notes as if it were subject to such reporting requirements. Regardless of whether Lennar is required to furnish such reports to its stockholders pursuant to the Exchange Act, Lennar will cause its consolidated financial statements and a "Management's Discussion and Analysis of Results of Operations and Financial Condition" written report, similar to those that would have been required to appear in annual or quarterly reports, to be delivered to Holders of Notes.

     EVENTS OF DEFAULT.  The following are Events of Default under the
Indenture:

          (1) the failure by Lennar to pay interest (including Additional Interest) on any Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

          (2) the failure by Lennar to pay the principal or repurchase price of or premium on any Note when the same becomes due and payable at maturity, upon redemption, acceleration or otherwise;

          (3) the failure by Lennar or any Restricted Subsidiary to comply with any of its agreements or covenants in, or provisions of, the Notes, the Guarantees or the Indenture and such failure continues for the period and after the notice specified below (except in the case of a default under covenants described under "Certain Covenants -- Repurchase of Notes upon Change in Control" and "Limitations on Mergers, Consolidations and Sales of Assets", which will constitute Events of Default with notice but without passage of time);

          (4) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of Lennar or any Restricted Subsidiary that has an outstanding principal amount of $20 million or more, individually or in the aggregate, and such acceleration is not rescinded, or such Indebtedness is not satisfied, in either case within 30 days after such acceleration;

          (5) the failure by Lennar or any Restricted Subsidiary to make any required payment due in respect of Indebtedness (other than the Notes and any Non-Recourse Indebtedness) of Lennar or any Restricted Subsidiary that has an outstanding principal amount of $20 million or more, individually or in the aggregate, within 30 days of such payment becoming due and payable;

          (6) a final judgment or judgments that exceed $20 million or more, individually or in the aggregate, for the payment of money having been entered by a court or courts of competent jurisdiction against Lennar or any of its Restricted Subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered and is not being contested in good faith by appropriate proceedings;

          (7) Lennar or any Restricted Subsidiary that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

           (A) commences a voluntary case,

           (B) consents to the entry of an order for relief against it in an involuntary case,

           (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

           (D) makes a general assignment for the benefit of its creditors;

          (8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

           (A) is for relief against Lennar or any Restricted Subsidiary that is a Significant Subsidiary as debtor in an involuntary case,

           (B) appoints a Custodian of Lennar or any Restricted Subsidiary that is a Significant Subsidiary or a Custodian for all or substantially all of the property of Lennar or any Restricted Subsidiary that is a Significant Subsidiary, or

           (C) orders the liquidation of Lennar or any Restricted Subsidiary that is a Significant Subsidiary,

        and, in the case of (A), (B), and (C), the order or decree remains unstayed and in effect for 60 days; or

          (9) any Guarantee of a Restricted Subsidiary Guarantor ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid, or any Restricted Subsidiary Guarantor denies its liability under its Guarantee (other than by reason of release of a Restricted Subsidiary Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee).

     A Default as described in subclause (3) above will not be deemed an Event of Default until the Trustee notifies Lennar in writing, or the Holders of at least 25 percent in principal amount of the then outstanding Notes notify Lennar and the Trustee in writing, of the Default and (except in the case of a default with respect to covenants described under "Certain Covenants -- Repurchase of Notes upon Change in Control" and "Limitations on Mergers, Consolidations and Sales of Assets") Lennar does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default". If such a Default is cured within such time period, it ceases.

     No action taken by Lennar or a Restricted Subsidiary pursuant to a binding written agreement entered into in good faith at a time when the Notes are rated the Required Rating (and Lennar has not received notice of any pending downgrade(s) from S&P or Moody's, or of the placing of the Notes on "credit watch" or other similar event by S&P or Moody's) will give rise to a Default or Event of Default because between the time the agreement is signed and the time the action takes place, the Notes cease to be rated the Required Rating if such action is completed in accordance with the terms of the agreement by the deadline for performance, if any.

     If an Event of Default (other than an Event of Default resulting from subclauses (7) or (8) above), shall have occurred and be continuing under the Indenture, the Trustee by notice to Lennar, or the Holders of at least 25 percent in principal amount of the Notes then outstanding by notice to Lennar and the Trustee, may declare all Notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on the Notes will be due and payable immediately. If an Event of Default specified in subclauses
(7) or (8) above occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and Lennar or any Holder.

     The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee and Lennar may waive any Default or Event of Default (other than any Default or Event of Default in payment of any amounts due) on the Notes under the Indenture. Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of any amounts due on the Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than the non-payment of accelerated principal) have been cured or waived.

     The Holders may not enforce the provisions of the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power, provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of any amounts due on the Notes or that resulted from the failure to comply with the covenant entitled "Repurchase of Notes upon Change in Control") if the Trustee determines that withholding such notice is in the Holders' interest.

     Lennar is required to deliver to the Trustee an annual statement regarding compliance with the Indenture, and include in such statement, if any Officer of Lennar is aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action Lennar is taking or proposes to take with respect thereto. In addition, Lennar is required to deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default.

DEFEASANCE OF INDENTURE

     Lennar may, at its option and at any time, elect to have the obligations of Lennar and the Guarantors discharged with respect to the outstanding Notes and Guarantees ("legal defeasance"). Such defeasance means that Lennar shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

          (1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, and interest on, such Notes to maturity or prior redemption,

          (2) Lennar's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

          (3) the rights, powers, trusts, duties and immunities of the Trustee, and

          (4) the defeasance provisions of the Indenture.

     In addition, Lennar may, at its option and at any time, elect to have the obligations of Lennar and the Guarantors released with respect to certain covenants as described in the Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either legal defeasance or covenant defeasance,

          (a) Lennar must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest on, the outstanding Notes to maturity or prior redemption;

          (b) in the case of legal defeasance, Lennar shall have delivered to the Trustee an Opinion of Counsel stating that (i) Lennar has received from, or there has been published by, the Internal

     Revenue Service a ruling or (ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

          (c) in the case of covenant defeasance, Lennar shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (after giving effect thereto) or, in connection with a legal defeasance, insofar as clauses (7) and (8) under "Events of Default" are concerned, at any time in the period ending the 91st day after the date of deposit;

          (e) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument to which Lennar or any of its Subsidiaries is a party or by which Lennar or any of its Subsidiaries is bound;

          (f) Lennar shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by Lennar with the intent of preferring the holders of Notes over the other creditors of Lennar with the intent of defeating, hindering, delaying or defrauding creditors of Lennar or others; and

          (g) Lennar shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

TRANSFER AND EXCHANGE

     A Holder will be able to transfer or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture.

AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, the Indenture, the Notes or the Guarantees may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default or Event of Default in the payment of any required amount due on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding. Without the consent of any Holder, Lennar and the Trustee may amend or supplement the Indenture, the Notes or the Guarantees to cure any ambiguity, defect or inconsistency; to comply with the "Limitations on Mergers, Consolidations and Sales of Assets" covenant set forth in the Indenture; to provide for uncertificated Notes in addition to or in place of certificated Notes; to make any change that does not adversely affect the legal rights of any Holder; to add a Guarantor or to delete a Guarantor which, in accordance with the terms of the Indenture, ceases to be liable on its Guarantee; or to provide any additional benefit or right to the Holders or to make any change that does not affect the rights of any Holder in any material respect.

     Without the consent of each Holder affected, Lennar and the Trustee may not:

          (1) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver,

          (2) reduce the rate of or change the time for payment of interest, including default interest, on any Note,

          (3) reduce the principal of or change the fixed maturity of any Note or alter the provisions (including related definitions) with respect to redemptions described under "Optional Redemption" or with respect to mandatory offers to repurchase Notes described under "Limitations on Dispositions of Assets" or "Repurchase of Notes upon Change in Control",

          (4) make any Note payable in any currency other than that specified in connection with the issuance thereof,

          (5) make any change in the "Waiver of Past Defaults and Compliance with Indenture Provisions", "Rights of Holders to Receive Payment" or the "With Consent of Holders" sections set forth in the Indenture,

          (6) modify the ranking or priority of the Notes or any Guarantee,

          (7) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture, or

          (8) waive a continuing Default or Event of Default in the payment of any required amount due on the Notes.

     The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of Lennar to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to Holders in accordance with the terms of the Indenture.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Lennar, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign. Lennar may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business. The Trustee and its affiliates may from time to time in the future provide banking and other services to Lennar in the ordinary course of their business. Currently, an affiliate of Bank One, N.A. serves as trustee with respect to both existing senior debt issues. Bank One, N.A. is an agent and a lender under Lennar's new senior secured credit facilities.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

GOVERNING LAW

     The Indenture, the Notes and the Guarantees will be governed by the laws of the State of New York without giving effect to principles of conflict of laws.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

     "Acquired Indebtedness" means (1) with respect to any Person that becomes a Restricted Subsidiary Guarantor (or is merged into Lennar or any Restricted Subsidiary Guarantor) after the Issue Date, Indebtedness of such Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary Guarantor (or is merged into Lennar or any Restricted Subsidiary Guarantor) that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into Lennar or any Restricted Subsidiary) and (2) with respect to Lennar or any Restricted Subsidiary Guarantor, any Indebtedness expressly assumed by Lennar or any Restricted Subsidiary in connection with the acquisition of any assets from another Person (other than Lennar or any Restricted Subsidiary), which Indebtedness was not incurred by such other Person in connection with or in contemplation of such acquisition. Indebtedness incurred in connection with or in contemplation of any transaction described in clause (1) or (2) of the preceding sentence shall be deemed to have been incurred by Lennar or a Restricted Subsidiary, as the case may be, at the time such Person becomes a Restricted Subsidiary (or is merged into Lennar or any Restricted Subsidiary) in the case of clause (1) or at the time of the acquisition of such assets in the case of clause (2), but shall not be deemed Acquired Indebtedness.

     "Affiliate" means, when used with reference to a specified Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Person specified.

     "Asset Acquisition" means (1) an Investment by Lennar or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into Lennar or any Restricted Subsidiary or (2) the acquisition by Lennar or any Restricted Subsidiary of the assets of any Person, which constitute all or substantially all of the assets or of an operating unit or line of business of such Person or which is otherwise outside the ordinary course of business.

     "Asset Disposition" means any sale, transfer, conveyance, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback or sale of shares of Capital Stock in any Subsidiary) (each, a "transaction") by Lennar or any Restricted Subsidiary to any Person of any Property having a Fair Market Value in any transaction or series of related transactions of at least $15 million. The term "Asset Disposition" shall not include:

          (1) a transaction between Lennar and any Restricted Subsidiary or a transaction between Restricted Subsidiaries,

          (2) a transaction in the ordinary course of conduct of the Real Estate Business by Lennar and the Restricted Subsidiaries,

          (3) a transaction involving the sale of Capital Stock in, or the disposition of assets of, an Unrestricted Subsidiary,

          (4) any exchange or swap of assets of Lennar or any Restricted Subsidiary for assets that (x) are to be used by Lennar or any Restricted Subsidiary in the ordinary course of its Real Estate Business and (y) have a Fair Market Value not less than the Fair Market Value of the assets exchanged or swapped,

          (5) any sale, transfer, conveyance, lease or other disposition of assets and properties of Lennar that is governed by the provisions relating to "Limitations on Mergers, Consolidation and Sales of Assets",

          (6) dispositions of mortgage loans and related assets and mortgage-backed securities in the ordinary course of a mortgage lending business, or

          (7) transfers of assets to Unrestricted Subsidiaries to the extent the Fair Market Value of the asset so transferred constitutes a Restricted Payment permitted by the Indenture.

     "Attributable Debt" means, with respect to any Capitalized Lease Obligations, the capitalized amount thereof determined in accordance with GAAP.

     "Bankruptcy Law" means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of or in such Person's capital stock or other equity interests, and options, rights or warrants to purchase such capital stock or other equity interests, whether now outstanding or issued after the Issue Date, including, without limitation, all Disqualified Stock and Preferred Stock. In no event shall Lennar's Zero Coupon Senior Convertible Debentures due 2018 be considered Capital Stock.

     "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

     "Cash Equivalents" means:

          (1) U.S. dollars;

          (2) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of one year or less from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's or S&P, respectively, and in each case maturing within six months after the date of acquisition;

          (6) investments in money market funds substantially all of the assets of which consist of securities described in the foregoing clauses (1) through (5); and

          (7) solely for purposes of any defeasance escrow or required collateral deposit, securities and other investments eligible for such purpose under the terms of the agreement or instrument pursuant to which such escrow or deposit is established.

     "Common Equity" of any Person means Capital Stock of such Person that is generally entitled to (1) vote in the election of directors of such Person or
(2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person, but in either case excludes Preferred Stock.

     "Consolidated Adjusted Tangible Assets" of Lennar as of any date means the Consolidated Tangible Assets of Lennar and the Restricted Subsidiaries at the end of the most recent fiscal quarter ending at least 45 days prior to the date, less any assets securing any Non-Recourse Indebtedness, as determined in accordance with GAAP.

     "Consolidated Cash Flow Available for Fixed Charges" means, for any period, on a consolidated basis for Lennar and the Restricted Subsidiaries, Consolidated Net Income for such period plus (each to the extent deducted in calculating such Consolidated Net Income and determined in accordance with GAAP) the sum for such period, without duplication, of:

          (1) income taxes,

          (2) Consolidated Interest Expense,

          (3) depreciation and amortization expenses and other non-cash charges to earnings and

          (4) interest and financing fees and expenses which were previously capitalized and which are amortized to cost of sales, minus all other non-cash items (other than the receipt of notes receivable) increasing such Consolidated Net Income.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any determination date, the ratio of (x) Consolidated Cash Flow Available for Fixed Charges for the prior four full fiscal quarters (the "Four Quarter Period") for which financial results have been reported immediately preceding the determination date (the "Transaction Date"), to (y) the aggregate Consolidated Interest Incurred for the Four Quarter Period. For purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Interest Incurred" shall be calculated after giving effect on a pro forma basis for the period of such calculation to

          (1) the incurrence or the repayment, repurchase, defeasance or other discharge or the assumption by another Person that is not an Affiliate (collectively, "repayment") of any Indebtedness of Lennar or any Restricted Subsidiary (and the application of the proceeds thereof) giving rise to the need to make such calculation, and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), at any time on or after the first day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period, except that Indebtedness under revolving credit facilities shall be deemed to be the average monthly balance of such Indebtedness during the Four Quarter Period (as reduced on such pro forma basis by the application of any proceeds of the incurrence of Indebtedness giving rise to the need to make such calculation);

          (2) any Asset Disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of Lennar or any Restricted Subsidiary (including any Person that becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring Acquired Indebtedness at any time on or after the first day of the Four Quarter Period and on or prior to the Transaction
     Date), as if such Asset Disposition or Asset Acquisition (including the incurrence or repayment of any such Indebtedness) and the inclusion, notwithstanding clause (2) of the definition of "Consolidated Net Income", of any actual Consolidated Cash Flow Available for Fixed Charges associated with such Asset Acquisition (without further adjustment), had occurred on the first day of the Four Quarter Period; provided, however, that the Consolidated Cash Flow Available for Fixed Charges associated with any Asset Acquisition shall not be included to the extent the net income included in that Consolidated Cash Flow Available for Fixed Charges would be excluded pursuant to the definition of "Consolidated Net Income", other than clause (2) thereof, if it applied to the Person or assets involved before they were acquired;

          (3) the Consolidated Cash Flow Available for Fixed Charges and the Consolidated Interest Incurred attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded; and

          (4) solely for the purposes of this definition, the redesignation of an Unrestricted Subsidiary to be a Restricted Subsidiary shall be deemed to be an Asset Acquisition.

     Furthermore, in calculating "Consolidated Cash Flow Available for Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio",

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

          (a) interest determined at a fluctuating rate on Indebtedness in respect of which a pro forma calculation is required (including Indebtedness actually incurred on the Transaction Date) which will continue to be so determined after the Transaction Date, shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

     (b) notwithstanding clause (a) above, interest on such Indebtedness determined at a fluctuating rate, to the extent such interest is covered by Interest Protection Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Interest Expense" of Lennar for any period means the Interest Expense of Lennar and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Incurred" for any period means the Interest Incurred of Lennar and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" for any period means the aggregate net income (or loss) of Lennar and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there will be excluded from such net income (loss) (to the extent otherwise included therein), without duplication:

          (1) the net income (or loss) of (x) any Unrestricted Subsidiary or (y) any Person (other than a Restricted Subsidiary) in which any Person other than Lennar or any Restricted Subsidiary has an ownership interest, except, in each case, to the extent that any such income has actually been received by Lennar or any Restricted Subsidiary in the form of cash dividends or similar cash distributions during such period, which dividends or distributions are not in excess of Lennar's or such Restricted Subsidiary's (as applicable) pro rata share of such Unrestricted Subsidiary's or such other Person's net income earned during the period commencing with the first day of the fiscal quarter in which the Issue Date occurs and ending with the period of calculation (taken as a single accounting period),

          (2) except to the extent includable in Consolidated Net Income pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with Lennar or any of its Restricted Subsidiaries (except, in the case of an Unrestricted Subsidiary that is redesignated a Restricted Subsidiary during such period, to the extent of its retained earnings from the beginning of such period to the date of such redesignation) or (b) the assets of such Person are acquired by Lennar or any Restricted Subsidiary,

          (3) the net income of any Restricted Subsidiary to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period,

          (4) the gains or losses, together with any related provision for taxes, realized during such period by Lennar or any Restricted Subsidiary resulting from (a) the acquisition of securities, or extinguishment of Indebtedness, of Lennar or any Restricted Subsidiary or (b) any Asset Disposition by Lennar or any Restricted Subsidiary,

          (5) any extraordinary gain or loss together with any related provision for taxes, realized by Lennar or any Restricted Subsidiary, and

          (6) any non-recurring expense recorded by Lennar or any Restricted Subsidiary in connection with a merger accounted for as a "pooling-of-interests" transaction;

provided, further, that for purposes of calculating Consolidated Net Income solely as it relates to clause (3) of the first paragraph of the "Limitations on Restricted Payments" covenant, clause (4)(b) above shall not be applicable.

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

     "Consolidated Net Worth" of any Person as of any date means the stockholders' equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of such Person and its Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less any amount attributable to Unrestricted Subsidiaries.

     "Consolidated Tangible Assets" of Lennar as of any date means the total amount of assets of Lennar and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less (1) Intangible Assets and (2) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries.

     "Control", when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Credit Facilities" means, collectively, each of the credit facilities and lines of credit of Lennar or one or more Restricted Subsidiaries in existence on the date of the Indenture and one or more other facilities or lines of credit among or between Lennar or one or more Restricted Subsidiaries and one or more lenders pursuant to which Lennar or any Restricted Subsidiary may incur indebtedness for working capital and general corporate purposes (including acquisitions), as any such facility or line of credit may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement extending the maturity of, increasing the amount of, or restructuring, all or any portion of the Indebtedness under such facility or line of credit or any successor facilities or lines of credit and includes any facility or line of credit with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or line of credit or any successor facility or line of credit.

     "Currency Agreement" of any Person means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

     "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

     "Default" means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

     "Designation Amount" has the meaning provided in the definition of Unrestricted Subsidiary.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes or (2) is convertible into or exchangeable or exercisable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (1) above, in each case, at any time prior to the final maturity date of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require Lennar to repurchase or redeem such Capital Stock upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to such holders than the provisions described under the caption "Certain
Covenants -- Repurchase of Notes upon Change in Control" and such Capital Stock specifically provides that Lennar will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to Lennar's repurchase of the Notes as may be required pursuant to the provisions described under the caption "Certain Covenants -- Repurchase of Notes upon Change in Control".
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

     "Equity Offering" means an underwritten public offering of Common Equity of Lennar pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8 or any successor form) or a private placement of Common Equity of Lennar.

     "Event of Default" has the meaning set forth under "Events of Default".

     "Fair Market Value" means, with respect to any asset (and except as otherwise provided under "Limitation on Restricted Payments"), the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm's-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of Lennar or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee.

     "Foreign Subsidiary" means any Subsidiary incorporated under the laws of any jurisdiction other than the United States of America, any State thereof, the District of Columbia, Puerto Rico, or any territory or possession of the United States of America.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

     "Guarantee" means the guarantee of the Notes by each Guarantor under the Indenture.

     "Guarantors" means (i) initially, each of the Restricted Subsidiaries on the Issue Date, and (ii) each of Lennar's Subsidiaries which becomes a guarantor of the Notes pursuant to the provisions of the Indenture.

     "Holder" means the Person in whose name a Note is registered in the books of the Registrar for the Notes.

     "Indebtedness" of any Person means, without duplication,

          (1) any liability of such Person (a) for borrowed money or under any reimbursement obligation relating to a letter of credit or other similar instruments (other than standby letters of credit or similar instrument issued for the benefit of or surety, performance, completion or payment bonds, earnest money notes or similar purpose undertakings or indemnifications issued by, such Person in the ordinary course of business), (b) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind, in connection with services rendered, or in connection with capital expenditures (other than any obligation to pay a contingent purchase price which, as of the date of incurrence thereof is not required to be recorded as a liability in accordance with GAAP), (c) in respect of Capitalized Lease Obligations (to the extent of the Attributable Debt in respect thereof) or (d) in respect of Disqualified Stock,

          (2) any Indebtedness of others that such Person has guaranteed to the extent of the guarantee,

          (3) to the extent not otherwise included, the obligations of such Person under Currency Agreements or Interest Protection Agreements to the extent recorded as liabilities not constituting Interest Incurred, net of amounts recorded as assets in respect of such agreements, in accordance with GAAP, and

          (4) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

provided, that Indebtedness shall not include accounts payable, liabilities to trade creditors of such Person or other accrued expenses arising in the ordinary course of business. The amount of Indebtedness of any Person at any date shall be (a) the outstanding balance at such date of all unconditional obligations as

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

described above, net of any unamortized discount to be accounted for as Interest Expense, in accordance with GAAP, (b) the maximum liability of such Person for any contingent obligations under clause (2) above at such date, net of any unamortized discount to be accounted for as Interest Expense in accordance with GAAP, and (c) in the case of clause (4) above, the lesser of (x) the fair market value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (y) the amount of the Indebtedness secured. Neither the accretion of discount nor the accrual of interest shall be deemed to give rise to the incurrence of Indebtedness.

     "Intangible Assets" of Lennar means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their prior carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset (within one year of its acquisition) to its fair market value in accordance with GAAP) and all other items which would be treated as intangible on the consolidated balance sheet of Lennar and the Restricted Subsidiaries prepared in accordance with GAAP.

     "Interest Expense" of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs (but reduced by net gains) associated with Currency Agreements and Interest Protection Agreements, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales), and
(ii) all interest actually paid by Lennar or a Restricted Subsidiary under any guarantee of Indebtedness (including, without limitation, a guarantee of principal, interest or any combination thereof) of any Person other than Lennar or any Restricted Subsidiary during such period; provided, that Interest Expense shall exclude any expense associated with the complete write-off of financing fees and expenses in connection with the repayment of any Indebtedness.

     "Interest Incurred" of any Person for any period means, without duplication, the aggregate amount of (1) Interest Expense and (2) all capitalized interest and amortized debt issuance costs.

     "Interest Protection Agreement" of any Person means any interest rate swap agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates with respect to Debt permitted to be incurred under the Indenture.

     "Investments" of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) all guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) all other items that would be classified as investments in any other Person (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

     "Issue Date" means the date on which the Notes are originally issued under the Indenture.

     "Lien" means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this definition, a Person shall be deemed to own, subject to a Lien, any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

     "Marketable Securities" means (a) equity securities that are listed on the New York Stock Exchange, the American Stock Exchange or The Nasdaq National Market and (b) debt securities that are rated by a nationally recognized rating agency, listed on the New York Stock Exchange or the American Stock Exchange or covered by at least two reputable market makers.

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

     "Moody's" means Moody's Investors Service, Inc. or any successor to its debt rating business.

     "Net Cash Proceeds" means, with respect to an Asset Disposition, cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise (including any cash received upon sale or disposition of such note or receivable), but only as and when received), excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the Property disposed of in such Asset Disposition or received in any other non-cash form unless and until such non-cash consideration is converted into cash therefrom, in each case, net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state and local taxes required to be accrued as a liability under GAAP as a consequence of such Asset Disposition, and in each case net of a reasonable reserve for the after-tax cost of any indemnification or other payments (fixed and contingent) attributable to the seller's indemnities or other obligations to the purchaser undertaken by Lennar or any of its Restricted Subsidiaries in connection with such Asset Disposition, and net of all payments made on any Indebtedness which is secured by or relates to such Property, in accordance with the terms of any Lien or agreement upon or with respect to such Property (including the terms of any consent to such sale or other disposition) or which must by its terms or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all contractually required distributions and payments made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Disposition.

     "Non-Recourse Indebtedness" with respect to any Person means Indebtedness of such Person for which (1) the sole legal recourse for collection of required amounts due on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and (except in the case of Non-Recourse Indebtedness that is Refinancing Indebtedness) such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition of such property and (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the borrower, any guarantor or any other Person for (a) environmental warranties and indemnities, or (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics' liens.

     "Permitted Indebtedness" means:

          (1) Indebtedness of Lennar or any Restricted Subsidiary under Credit Facilities which does not exceed $1.5 billion principal amount outstanding at any one time, less, without duplication, the amount of all mandatory reductions effected under the terms of the Senior Secured Credit Facilities as in effect on the Issue Date, and the amount of all permanent reductions thereto in connection with Asset Dispositions;

          (2) intercompany debt obligations of Lennar to any Restricted Subsidiary and of any Restricted Subsidiary to Lennar or any other Restricted Subsidiary; provided, however, that any Indebtedness of any Restricted Subsidiary or Lennar owed to any Restricted Subsidiary that ceases to be a Restricted Subsidiary shall be deemed to be incurred and shall be treated as an incurrence for purposes of the first paragraph of the covenant described under "Limitations on Indebtedness" at the time the Restricted Subsidiary in question ceases to be a Restricted Subsidiary;

          (3) Indebtedness of Lennar or any Restricted Subsidiary under any Currency Agreements or Interest Protection Agreements in a notional amount no greater than the payments due (at the time the related Currency Agreement or Interest Protection Agreement is entered into) with respect to the Indebtedness or currency being hedged;

          (4) Purchase Money Indebtedness and Attributable Debt in respect of Capitalized Lease Obligations of Lennar and any Restricted Subsidiary Guarantor; and

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

          (5) Indebtedness of Lennar or any Restricted Subsidiary which, together with all other Indebtedness under this clause (5), does not exceed $100 million aggregate principal amount outstanding at any one time.

"Permitted Investment" means:

          (1) Cash Equivalents;

          (2) any Investment in Lennar or any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary as a result of such Investment or that is consolidated or merged with or into, or transfers all or substantially all of its assets or an operating unit or line of business to, Lennar or a Restricted Subsidiary;

          (3) any receivables, loans or other consideration taken by Lennar or any Restricted Subsidiary in connection with any asset sale otherwise permitted by the Indenture;

          (4) Investments received in connection with any bankruptcy or reorganization proceeding, or as a result of foreclosure, perfection or enforcement of any Lien or any judgment or settlement of any Person in exchange for or satisfaction of Indebtedness or other obligations or other property received from such Person, or for other liabilities or obligations of such Person created, in accordance with the terms of the Indenture;

          (5) Investments in Currency Agreements or Interest Protection Agreements described in the definition of Permitted Indebtedness;

          (6) loans or advances to officers, directors and employees of Lennar or any Restricted Subsidiary made in the ordinary course of business; provided, however, that and aggregate principal amount of all such loans and advances outstanding at any one time does not exceed $5 million and any such loan or advance exceeding $500,000 shall have been approved by the Board of Directors of Lennar or a committee thereof consisting of disinterested members;

          (7) Investments in joint ventures in a Real Estate Business with unaffiliated third parties in an aggregate amount at any time outstanding not to exceed 10% of Consolidated Tangible Assets at such time;

          (8) Investments in interests in collateralized mortgage obligations, mortgages, mortgage loan servicing or other mortgage related assets; and

          (9) Investments in an aggregate amount outstanding not to exceed $50 million.

"Permitted Liens" means:

          (1) Liens for taxes, assessments or governmental or quasi-government charges or claims that (a) are not yet delinquent, (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, if required, or (c) encumber solely property abandoned or in the process of being abandoned;

          (2) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, if required;

          (3) Liens (other than any Lien imposed by the Employer Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, development obligations, progress payments, government contacts, utility services, developer's or other obligations to make on-site or off-site improvements and other obligations of like nature (exclusive of obligations for the payment of borrowed money but including the items referred to in the parenthetical in clause (1)(a) of the definition of "Indebtedness"), in each case incurred in the ordinary course of business of Lennar and the Restricted Subsidiaries;

          (5) attachment or judgment Liens not giving rise to a Default or an Event of Default;

          (6) easements, dedications, assessment district or similar liens in connection with municipal or special district financing, rights-of-way, restrictions, reservations and other similar charges, burdens, and other similar charges or encumbrances not materially interfering with the ordinary course of business of Lennar and the Restricted Subsidiaries;

          (7) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of Lennar and the Restricted Subsidiaries;

          (8) Liens securing (a) Indebtedness under Lennar's existing Senior Notes, (b) Indebtedness of Lennar and its Restricted Subsidiaries incurred under Credit Facilities, and (c) Indebtedness of Lennar and its Restricted Subsidiaries that has been or is being defeased;

          (9) Liens securing Non-Recourse Indebtedness of Lennar or any Restricted Subsidiary Guarantor;

          (10) Liens securing Purchase Money Indebtedness of Lennar or any Restricted Subsidiary Guarantor;

          (11) Liens on property or assets of Lennar or any Restricted Subsidiary securing Indebtedness of Lennar or any Restricted Subsidiary owing to Lennar or one or more Restricted Subsidiaries;

          (12) leases or subleases granted to others not materially interfering with the ordinary course of business of Lennar and the Restricted Subsidiaries;

          (13) Liens on property that is the subject of Capitalized Lease Obligations of Lennar or any Restricted Subsidiary Guarantor;

          (14) any right of first refusal, right of first offer, option, contract or other agreement to sell an asset; provided, that such sale is not otherwise prohibited under the Indenture;

          (15) any right of a lender or lenders to which Lennar or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of such, Indebtedness any and all balances, credits, deposits, accounts or money of Lennar or a Restricted Subsidiary with or held by such lender or lenders or its Affiliates;

          (16) any pledge or deposit of cash or property in conjunction with obtaining surety, performance, completion or payment bonds and letters of credit or other similar instruments or providing earnest money obligations, escrows or similar purpose undertakings or indemnifications in the ordinary course of business of Lennar and its Restricted Subsidiaries;

          (17) Liens for homeowner and property owner association developments and assessments;

          (18) Liens securing Refinancing Indebtedness permitted under the Indenture; provided, that such Liens extend only to the assets securing the Indebtedness being refinanced;

          (19) Liens incurred in the ordinary course of business as security for the obligations of Lennar and its Restricted Subsidiaries with respect to indemnification in respect of title insurance providers; and

          (20) any arrangement with any Person providing for the leasing by Lennar or any Restricted Subsidiary, as lessee, of a model home in their communities, which home has been or is to be sold or transferred by Lennar or such Restricted Subsidiary to such Person.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

     "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person, whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

     "Purchase Money Indebtedness" means Indebtedness of Lennar or any Restricted Subsidiary Guarantor incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any property to be used in the ordinary course of business by Lennar and the Restricted Subsidiaries; provided, however, that (1) the aggregate principal amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred no later than 90 days after the acquisition of such property or completion of such construction or improvement.

     "Qualified Stock" means Capital Stock of Lennar other than Disqualified Stock.

     "Real Estate Business" means homebuilding, housing construction, home sales, real estate development or construction and related real estate activities, including the provision of mortgage financing, title insurance and other goods and services to home buyers, home owners and other occupants of homes, including without limitation, cable TV services, home security, home design, broadband communications and other communications services and home office support services.

     "Refinancing Indebtedness" means (i) Indebtedness (to the extent not Permitted Indebtedness) that refunds, refinances or extends any Indebtedness of Lennar or any Restricted Subsidiary outstanding on the Issue Date or other Indebtedness (to the extent not Permitted Indebtedness) permitted to be incurred by Lennar or any Restricted Subsidiary pursuant to the terms of the Indenture and (ii) Indebtedness (to the extent not Permitted Indebtedness) of a Restricted Subsidiary Guarantor that refunds, refinances or extends any Indebtedness of such Restricted Subsidiary outstanding on the Issue Date or other Indebtedness (to the extent not Permitted Indebtedness) permitted to be incurred by such Restricted Subsidiary pursuant to the terms of the Indenture, but, in either case, only to the extent that

          (1) the Refinancing Indebtedness is subordinated to the Notes or the Guarantees, as the case may be, to the same extent as the Indebtedness being refunded, refinanced or extended, if at all,

          (2) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended or (b) after the maturity date of the Notes,

          (3) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes, and

          (4) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended, (b) accrued interest and premiums thereon, and (c) the reasonable fees and expenses incurred by Lennar or such Restricted Subsidiary Guarantor in connection with such refinancing.

     "Required Rating" means (i) following any period during which the ratings on the Notes are not at least as high as those described in clause (ii) hereof, ratings on the Notes of at least BBB- by S&P and Baa3 by Moody's and (ii) at all other times, ratings on the Notes of at least (x) BBB- by S&P and Ba1 or lower by Moody's or (y) Baa3 by Moody's and BB+ or lower by S&P.

     "Restricted Payment" means any of the following:

          (1) the declaration or payment of any dividend or any other distribution on Capital Stock of Lennar or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of Lennar or any Restricted Subsidiary (other than
     (a) dividends or distributions payable solely in Qualified Stock and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to Lennar or to a Restricted Subsidiary);

          (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Lennar or any Restricted Subsidiary (other than a payment made to Lennar or any Restricted Subsidiary);

          (3) any Investment (other than any Permitted Investment), including any Investment in an Unrestricted Subsidiary (including by the designation of a Subsidiary of Lennar as an Unrestricted Subsidiary); and

          (4) any principal payment on, purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value, prior to scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness of Lennar or any Subsidiary that is subordinate or junior in right of payment to the Notes or any Guarantee.

     "Restricted Subsidiary" means any Subsidiary of Lennar which is not an Unrestricted Subsidiary.

     "Restricted Subsidiary Guarantor" means any Subsidiary that is a Guarantor.

     "S&P" means Standard and Poor's Ratings Group or any successor to its debt rating business.

     "Senior Notes" means Lennar's 7 5/8% Senior Notes due 2009 and its Zero Coupon Senior Convertible Debentures due 2018.

     "Senior Secured Credit Facilities" means the senior secured credit facilities that were entered into on the Issue Date by Lennar, U.S. Home, Bank One, N.A., Bankers Trust Company and the other banks party thereto.

     "Significant Subsidiary" means any Subsidiary of Lennar which would constitute a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

     "Subsidiary" of any Person means any corporation or other entity of which a majority of the Capital Stock having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is at the time directly or indirectly owned or controlled by such Person.

     "Tender Offer and Consent Solicitation" means the tender offer and consent solicitation commenced by Len Acquisition Corporation on March 31, 2000, with regard to the U.S. Home Existing Debt Issues.

     "Trustee" means the party named as such above until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor serving hereunder.

     "Unrestricted Subsidiary" means (i) Universal American Mortgage Company, Universal American Mortgage Company of California, UAMC Asset Corp., Ameristar Financial Services, Inc., UAMC Asset Corp. II, UAMC Holdings, Eagle Home Mortgage, Inc., UAMC Holdings II, U.S. Home Mortgage Corporation and Subsidiaries of U.S. Home engaged primarily in the title reinsurance business and (ii) any other Subsidiary of Lennar so designated by a resolution adopted by the Board of Directors of Lennar or a duly authorized committee thereof as provided below; provided that (a) the holders of Indebtedness thereof do not have direct or indirect recourse against Lennar or any Restricted Subsidiary, and neither Lennar nor any Restricted Subsidiary otherwise has liability for, any payment obligations in respect of such Indebtedness (including any undertaking, agreement or instrument evidencing such Indebtedness), except, in each case, to the extent that the amount thereof constitutes a Restricted Payment permitted by the Indenture, in the case of Non-Recourse Indebtedness, to the extent such recourse or liability is for the matters discussed in the last sentence of the definition of "Non-Recourse Indebtedness", or to the extent such Indebtedness is a guarantee by such Subsidiary of Indebtedness of

Lennar or a Restricted Subsidiary and (b) no holder of any Indebtedness of such Subsidiary shall have a right to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity as a result of a default on any Indebtedness of Lennar or any Restricted Subsidiary.

     Subject to the foregoing, the Board of Directors of Lennar or a duly authorized committee thereof may designate any Subsidiary to be an Unrestricted Subsidiary; provided, however, that (1) the net amount (the "Designation Amount") then outstanding of all previous Investments by Lennar and the Restricted Subsidiaries in such Subsidiary will be deemed to be a Restricted Payment at the time of such designation and will reduce the amount available for Restricted Payments under the "Limitations on Restricted Payments" covenant set forth in the Indenture, to the extent provided therein, (2) Lennar must be permitted under the "Limitations on Restricted Payments" covenant set forth in the Indenture to make the Restricted Payment deemed to have been made pursuant to clause (1), (3) such Subsidiary does not own any Preferred Stock in any other Restricted Subsidiary (other than in a Subsidiary of such Subsidiary), and (4) after giving effect to such designation, no Default or Event of Default shall have occurred or be continuing. In accordance with the foregoing, and not in limitation thereof, Investments made by any Person in any Subsidiary of such Person prior to such Person's merger with Lennar or any Restricted Subsidiary (but not in contemplation or anticipation of such merger) shall not be counted as an Investment by Lennar or such Restricted Subsidiary if such Subsidiary of such Person is designated as an Unrestricted Subsidiary.

     The Board of Directors of Lennar or a duly authorized committee thereof may also redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that (1) the Indebtedness of such Unrestricted Subsidiary as of the date of such redesignation could then be incurred under the "Limitations on Indebtedness" covenant and (2) immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness, Lennar and the Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the first paragraph of the "Limitations on Indebtedness" covenant. Any such designation or redesignation by the Board of Directors of Lennar or a committee thereof will be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of Lennar or a committee thereof giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations of such Officers' Certificate.

     The designation of any Person as an Unrestricted Subsidiary shall be deemed to include a designation of all Subsidiaries of such Person as Unrestricted Subsidiaries; provided, however, that the ownership of the general partnership interest (or a similar member's interest in a limited liability company) by an Unrestricted Subsidiary in a Subsidiary of Lennar of which more than 95% of the equity interest is held by Lennar or one or more Restricted Subsidiaries shall not cause the Subsidiary to be deemed an Unrestricted Subsidiary.

     "U.S. Home Existing Debt Issues" means U.S. Home's 7.95% Senior Notes due 2001, its 8.25% Senior Notes due 2004, its 7.75% Senior Notes due 2005, its 8.88% Senior Subordinated Notes due 2007 and its 8.875% Senior Subordinated Notes due 2009.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness or portion thereof at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the sum of all such payments described in clause (i)(a) above.

                         BOOK ENTRY, DELIVERY AND FORM

     The certificates representing the series B notes will be issued in fully registered form. The series B notes initially will be represented by a single, permanent global series B note, in definitive, fully registered form without interest coupons (the "Global Note") and will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as DTC's nominee.

     Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the series B notes represented by such Global Note received by such persons in the exchange offer. Such accounts shall be designated by the initial purchasers. Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a Global Note through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Cedel or Euroclear. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Note other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

     Payment of principal of and interest on series B notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the series B notes represented thereby for all purposes under the indenture. We have been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     A Global Note may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Note is exchangeable for certificated series B notes only if (a) DTC notifies us that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (b) we in our discretion at any time determine not to have all the series B notes represented by such Global Note, or (c) there shall have occurred and be continuing a default or an event of default with respect to the series B notes represented by such Global Note. Any Global Note that is exchangeable for certificated series B notes pursuant to the preceding sentence will be exchanged for certificated series B notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated series B notes, (a) certificated series B notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (b) payment of principal of, and premium, if any, and interest on, the certificated series B notes will be payable, and the transfer of the certificated series B notes will be registerable, at our office or agency maintained for such purposes and (c) no service charge will be made for any registration of transfer or exchange of the certificated series B notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

     So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the series B notes represented by such Global Note for all purposes under the indenture and the series B notes. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the series B notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated series B notes in definitive form and will not be considered to be the owners or holders of any series B notes under such Global Note. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor the initial purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

                 SALES OF NEW NOTES RECEIVED BY BROKER-DEALERS


     Each broker-dealer that receives series B notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such series B notes. The prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with sales of series B notes received in exchange for series A notes which were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business on the first anniversary of the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until August 29, 2000, all dealers effecting transactions in the series B notes may be required to deliver a prospectus.


     We will not receive any proceeds from any sale of series B notes by broker-dealers. Series B notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the series B notes or a combination of those methods of resale, at prices which may or may not be based upon market prices prevailing at the time of the sale. Any such sale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer and/or the purchasers of the series B notes. Any broker-dealer that sells series B notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such series B notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from sale of the series B notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation. The letter of transmittal states that a broker-dealer will not, by delivering a prospectus, be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the series A notes other than commissions or concessions of any brokers or dealers, and we will indemnify the holders of the series A notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Clifford Chance Rogers & Wells LLP, New York, New York, is passing on the validity of the notes for us.

                                    EXPERTS

     Our consolidated financial statements and the related financial statement schedule which are incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended November 30, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of U.S. Home incorporated by reference in this prospectus and elsewhere in the registration statement from U.S. Home's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Lennar with the SEC under File Number 1-11749 are incorporated by reference in this prospectus:

          (a) our Annual Report on Form 10-K for the fiscal year ended November 30, 1999;

          (b) our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2000;


          (c) our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2000;



          (d) our Registration Statement on Form S-4 File Number 333-32860;



          (e) our Current Report on Form 8-K dated February 23, 2000;



          (f) our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2000, as amended by a Form 8-K/A dated June 30, 2000, and;



          (g) our Definitive Proxy Statement dated March 9, 2000.


     The following documents previously filed by U.S. Home with the SEC under File Number 1-5899 are incorporated by reference in this prospectus:

          (a) U.S. Home's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

          (b) U.S. Home's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000.

          (c) U.S. Home's Current Report on Form 8-K dated February 28, 2000;
     and

          (d) U.S. Home's Current Report on Form 8-K dated May 16, 2000.

     All documents filed by Lennar under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus are incorporated into this prospectus by reference and will constitute a part of this prospectus from the date they are filed.

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     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY LENNAR. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................     1
Use of Proceeds......................     8
Absence of Public Market.............     8
Risk Factors.........................    11
The Exchange Offer...................    15
Capitalization.......................    21
Business of Lennar...................    22
Business of U.S. Home................    24
Business of Combined Lennar/U.S.
  Home...............................    26
Management of Lennar.................    27
Description of New Senior Secured
  Credit Facilities..................    28
Description of Certain Other
  Indebtedness of Lennar.............    30
Description of Notes.................    31
Book Entry, Delivery and Form........    59
Sales of New Notes Received by
  Broker-Dealers.....................    60
Legal Matters........................    61
Experts..............................    61
Incorporation of Certain Documents by
  Reference..........................    61

                                  $325,000,000
                               LENNAR CORPORATION

                           [LENNAR CORPORATION LOGO]

OFFER TO EXCHANGE 9.95% SERIES B SENIOR NOTES DUE 2010 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR ANY AND ALL OUTSTANDING 9.95% SERIES A SENIOR NOTES DUE 2010
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                  Dated July 19, 2000


------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

     Section 145 of the DGCL empowers us to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of ours, or is or was serving as such with respect to another entity at our request. The DGCL also provides that we may purchase insurance on behalf of any such director, officer, employee or agent.

     Our Certificate of Incorporation provides for the indemnification by the company of each of our directors and officers to the fullest extent permitted by applicable law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

        1.1             Purchase Agreement, dated April 28, 2000, by and among
                        Lennar Corporation (the "Company"), Deutsche Bank Securities
                        Inc. and Banc One Capital Markets, Inc., Banc of America
                        Securities LLC, Credit Lyonnais Securities USA Inc., and
                        Wachovia Securities, Inc. (the "Initial Purchasers").*
        3.1             Certificate of Amendment of Certificate of Incorporation,
                        dated April 9, 1999. Incorporated by reference to Annual
                        Report on Form 10-K for the fiscal year ended November 30,
                        1999, file number 1-11749.
        3.2             Amended and Restated Certificate of Incorporation, dated
                        April 28, 1998. Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended November 30, 1998,
                        file number 1-11749.
        3.3             By-laws. Incorporated by reference to Form 8-K dated October
                        31, 1997, file number 1-11749.
        4.1             Indenture, dated as of May 3, 2000, by and among the Company and Bank One Trust Company, N.A. (the "Trustee"), including
                        Form of 9.95% Series A Senior Notes due 2010 and Form of
                        9.95% Series B Senior Notes due 2010.*
        4.2             Registration Rights Agreement, dated as of May 3, 2000, by and among the Company and the Initial Purchasers.*
        5.1             Opinion of Clifford Chance Rogers & Wells LLP.*
         10(a)          Amended and Restated Lennar Corporation 1997 Stock Option
                        Plan -- Incorporated by reference to Annual Report on Form
                        10-K for the year ended November 30, 1997.
         10(b)          Lennar Corporation 1991 Stock Option Plan -- Incorporated by
                        reference to Registration Statement No. 33-45442.
         10(c)          Lennar Corporation Employee Stock Ownership Plan and Trust
                        -- Incorporated by reference to Registration Statement No.
                        2-89104.
         10(d)          Amendment dated December 13, 1989 to Lennar Corporation
                        Employee Stock Ownership Plan -- Incorporated by reference to Annual Report on Form 10-K for the year ended November
                        30, 1990.
         10(e)          Lennar Corporation Employee Stock Ownership/401k Trust
                        Agreement dated December 13, 1989 -- Incorporated by
                        reference to Annual Report on Form 10-K for the year ended
                        November 30, 1990.

         10(f)          Amendment dated April 18, 1990 to Lennar Corporation
                        Employee Stock Ownership/401k Plan -- Incorporated by
                        reference to Annual Report on Form 10-K for the year ended
                        November 30, 1990.
         10(g)          Partnership Agreement for Lennar Land Partners by and
                        between Lennar Land Partners Sub, Inc. and LNR Land Partners
                        Sub, Inc., dated October 24, 1997 -- Incorporated by
                        reference to Annual Report on Form 10-K for the year ended
                        November 30, 1997. Lennar Land Partners Sub II, Inc. and LNR
                        Land Partners Sub II, Inc. entered into an identical
                        Partnership Agreement for Lennar Land Partners II on June
                        28, 1999.
         10(h)          Separation and Distribution Agreement, dated June 10, 1997, between Lennar Corporation and LNR Property
                        Corporation -- Incorporated by reference to Registration
                        Statement No. 333-35671.
         10(i)          Credit Agreement, dated October 31, 1997, by and among
                        Lennar Land Partners and the Lenders named therein and a
                        Guaranty Agreement of Lennar Corporation, dated October 31,
                        1997 -- Incorporated by reference to Annual Report on Form
                        10-K for the year ended November 30, 1997. Lennar Land
                        Partners II was added as a borrower to this agreement
                        effective July 1, 1999.
         10(j)          Revolving Credit Agreement (Facilities A and B), dated
                        October 31, 1997, among Lennar Corporation and Certain
                        Subsidiaries and the First National Bank of Chicago, as
                        agent -- Incorporated by reference to Annual Report on Form
                        10-K for the year ended November 30, 1997.
         10(k)          First Amendment to Revolving Credit Agreement (Facilities A
                        and B) dated January 20, 1998, among Lennar Corporation and
                        Certain Subsidiaries and the First National Bank of Chicago,
                        as agent -- Incorporated by reference to Annual Report on
                        Form 10-K for the year ended November 30, 1997.
         10(l)          Equity Draw-Down Agreement, dated March 25, 1998, between
                        Lennar Corporation and HSBC James Capel Canada,
                        Inc. -- Incorporated by reference to Annual Report on Form
                        10-K for the year ended November 30, 1998.
         10(m)          Voting Agreement, dated June 10, 1997, between Lennar
                        Corporation, Warburg, Pincus Investors, L.P. and Pacific
                        Greystone Corporation -- Incorporated by reference to Form
                        8-K dated June 10, 1997, file number 1-11749.
         10(n)          Plan and Agreement of Merger, dated as of February 16, 2000, between Lennar Corporation, U.S. Home Corporation and Len
                        Acquisition Corporation -- Incorporated by reference to Form
                        8-K dated February 23, 2000, file number 1-11749.
         10(o)          Voting Agreement, dated as of February 16, 2000, among LMM
                        Family Partnership, L.P., Leonard Miller, Stuart Miller and
                        U.S. Home Corporation -- Incorporated by reference to Form
                        8-K dated February 23, 2000, file number 1-11749.
         10(p)          Employment Agreement, dated as of February 16, 2000, between
                        Robert J. Strudler and Lennar Corporation. Incorporated by
                        reference to Form S-4 Filed March 21, 2000.
         10(q)          Employment Agreement, dated as of February 16, 2000, between
                        Isaac Heimbinder and Lennar Corporation. Incorporated by
                        reference to Form S-4 Filed March 21, 2000.
         10(r)          Commitment Letter dated March 10, 2000 by and among Bank
                        One, N.A., Bank One Capital Markets, Inc., Bankers Trust
                        Company, Deutsche Bank Securities, Inc. and Lennar
                        Corporation. Incorporated by reference to Form S-4 Filed
                        March 21, 2000.
         10(s)          Commitment Letter dated March 15, 2000 by and among Bankers
                        Trust Corporation, First Chicago Capital Corporation and
                        Lennar Corporation. Incorporated by reference to Form S-4
                        Filed March 21, 2000.
       21.1             List of subsidiaries. Incorporated by reference to the
                        Annual Report on Form 10-K for the year ended November 30,
                        1999.
       23.2             Consent of Clifford Chance Rogers & Wells LLP (contained in
                        Exhibit 5.1)
       23.3             Consent of Arthur Andersen LLP (relating to financial
                        statements of U.S. Home)*.
       23.4             Consent of Deloitte & Touche LLP (relating to financial
                        statements of Lennar)*.
       99.5             Form of Letter of Transmittal.*

       99.6             Form of Notice of Guaranteed Delivery.*
       99.7             Form of Exchange Agent Agreement.*

---------------

* Previously filed.


(b) Financial Statement Schedule:

     Independent Auditors' Report on Schedule:

          Schedule II -- Valuation and Qualifying Accounts for the years ended November 30, 1999, 1998 and 1997 of Lennar Corporation -- Incorporated by reference to Annual Report on Form 10-K for the year ended November 30, 1999.

ITEM 22.  UNDERTAKING.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrants hereby undertake:

          (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (ii) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (iii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iv) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, Florida, on July 19, 2000.


                                          LENNAR CORPORATION

                                          By: /s/ STUART A. MILLER
                                            ------------------------------------
                                          Name: Stuart A. Miller
                                          Title:  President, Chief Executive
                                                  Officer and Director

     The following direct and indirect subsidiaries of registrant may guarantee the debt securities and are co-registrants under this registration statement.

                   NAME OF CO-REGISTRANT
                   ---------------------
BCDC Corp.
Boca Greens, Inc.
Boca Isles Club, Inc.
Boca Isles South Club, Inc.
Bramalea California, Inc.
Bramalea California Properties, Inc.
Bramalea California Realty, Inc.
Clodine-Bellaire LP, Inc.
Club Pembroke Isles, Inc.
DCA at Banyan Tree, Inc.
DCA at North Lauderdale, Inc.
DCA at Pembroke Pointe, Inc.
DCA at Wiggins Bay, Inc.
DCA General Contractors, Inc.
DCA Homes of Central Florida, Inc.
DCA NJ Realty, Inc.
DCA of Broward County, Inc.
DCA of Hialeah, Inc.
DCA of Lake Worth, Inc.
DCA of New Jersey, Inc.
Devco Land Corp.
Dyeing & Finishing, Inc.
First Atlantic Building Corp.
Greystone Construction, Inc.
Greystone Homes, Inc.
Greystone Homes of Nevada, Inc.
**Greystone Nevada, LLC
Harris County LP, Inc.
Hillside, Inc.
Inactive Corporations, Inc.
Kings Isle Recreation Corp.
Kings Ridge Golf Corporation
Kings Ridge Recreation Corporation
Kings Wood Development Corporation
Lennar Acquisition Corp. II
Lennar.Com, Inc.
Lennar Communities, Inc.
Lennar Communities Development, Inc.

                   NAME OF CO-REGISTRANT
                   ---------------------
Lennar Construction, Inc.
Lennar Financial Services, Inc.
Lennar Homes, Inc.
Lennar Homes of Arizona, Inc.
Lennar Homes of California, Inc.
*Lennar Homes of Texas Land and Construction, Ltd.
*Lennar Homes of Texas Sales and Marketing, Ltd.
Lennar La Paz Limited, Inc.
Lennar La Paz, Inc.
Lennar Land Partners Sub, Inc.
Lennar Land Partners Sub II, Inc.
Lennar Management, Inc.
Lennar Nevada, Inc.
Lennar Northland I, Inc.
Lennar Northland II, Inc.
Lennar Northland III, Inc.
Lennar Northland IV, Inc.
Lennar Northland V, Inc.
Lennar Northland VI, Inc.
**Lennar Oceanside, LLC
**Lennar Pacific, Inc.
**Lennar Pacific, L.P.
**Lennar Pacific Properties, Inc.
Lennar Realty, Inc.
Lennar Renaissance, Inc.
Lennar Sacramento, Inc.
Lennar Sales Corp.
Lennar San Jose Holdings, Inc.
Lennar Southland I, Inc.
Lennar Southland II, Inc.
Lennar Southland III, Inc.
Lennar Southwest Holding Corp.
Lennar Texas Holding Company
Lennar Title Services, Inc.
Long Point Development Corporation
Lucerne Greens, Inc.
Lucerne Merged Condominiums, Inc.
M.A.P. Builders, Inc.
M.A.P. Vineyards Of Plantation, Inc.
Marlborough Development Corporation
Midland Housing Industries Corp.
Midland Investment Corporation
Mission Viejo Holdings, Inc.
Mission Viejo 12S Venture, LP
Monterey Village Development Corp.
Quality Roof Truss Company
**Rancho Summit, LLC
Regency Title Company
Riviera Land Corp.
Savell Gulley Development Corporation
Silver Lakes-Gateway Clubhouse, Inc.
SLTC, Inc.
Strategic Holdings, Inc.
Strategic Technologies, Inc.
Strategic Technologies Communications of California, Inc.
Superior Realty & Marketing, Inc.

                   NAME OF CO-REGISTRANT
                   ---------------------
Universal Title Insurors, Inc.
U.S. Home Corporation (F/K/A Len Acquisition Corporation)
W. B. Homes, Inc.
Westchase, Inc.
Brush Masters, Inc.
Canterbury Corporation
Countryplace Golf Course, Inc.
E.M.J.V. Corp.
Homecraft Corporation
Imperial Homes Corporation
Lundgren Bros. Construction, Inc.
Mid-County Utilities, Inc.
Oceanpointe Development Corporation
Orrin Thompson Construction Company
Orrin Thompson Homes Corp.
Paparone Construction Co.
Prarie Lake Corporation
Rivenhome Corporation
Rutenberg Homes, Inc. (FL)
Rutenberg Homes, Inc. (TX)
Stoney Corporation
Summerway Investment Corp.
U.S. Home of Arizona Construction Co.
U.S. Home of Colorado Real Estate, Inc.
U.S. Home Realty Corporation
U.S. Home Realty, Inc. (MD)
U.S. Home Realty, Inc. (TX)
U.S.H. Corporation of New York
U.S.H. Los Prados, Inc.
USH Acquisition Corp.
USH Equity Corporation
USH Holding, Inc.
USH Millennium Ventures Corp.
USH/MJR, Inc.
USH (West Lake), Inc.
USH Woodbridge, Inc.
Weststone Corporation

                                          as Guarantors

                                          By: /s/ DAVID B. MCCAIN
                                            ------------------------------------
                                          Name: David B. McCain
                                          Title:  Vice President
---------------
 * Executed by Lennar Texas Holding Company, as General Partner.

** Executed by Authorized Agent.

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stuart A. Miller, Bruce Gross and Diane J. Bessette his or her true and lawful attorney-in-fact and agent, with full powers of substitution to sign for him and her and in his or her name any or all amendments (including post-effective amendments) to the registration statement to which this power of attorney is attached and to file those amendments and all exhibits to them and other documents to be filed in connection with them with the Securities and Exchange Commission.


     Pursuant to the requirement of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.


ON BEHALF OF LENNAR CORPORATION:


              SIGNATURE                                   TITLE(S)                          DATE
              ---------                                   --------                          ----

/s/ STUART A. MILLER*                  Chief Executive Officer, President, and          July 19, 2000
------------------------------------     Director
Stuart A. Miller                         (Principal Executive Officer)

/s/ BRUCE GROSS*                       Vice President and Chief Financial Officer       July 19, 2000
------------------------------------     (Principal Financial Officer)
Bruce Gross

/s/ DIANE J. BESSETTE*                 Vice President and Controller                    July 19, 2000
------------------------------------     (Principal Accounting Officer)
Diane J. Bessette

/s/ LEONARD MILLER*                    Chairman of the Board of Directors               July 19, 2000
------------------------------------
Leonard Miller

/s/ IRVING BOLOTIN*                    Director                                         July 19, 2000
------------------------------------
Irving Bolotin

/s/ STEVEN L. GERARD*                  Director                                         July 19, 2000
------------------------------------
Steven L. Gerard

/s/ JONATHAN M. JAFFE*                 Director                                         July 19, 2000
------------------------------------
Jonathan M. Jaffe

/s/ R. KIRK LANDON*                    Director                                         July 19, 2000
------------------------------------
R. Kirk Landon

/s/ SIDNEY LAPIDUS*                    Director                                         July 19, 2000
------------------------------------
Sidney Lapidus

/s/ REUBEN S. LEIBOWITZ*               Director                                         July 19, 2000
------------------------------------
Reuben S. Leibowitz

/s/ HERVE RIPAULT*                     Director                                         July 19, 2000
------------------------------------
Herve Ripault

/s/ ARNOLD P. ROSEN*                   Director                                         July 19, 2000
------------------------------------
Arnold P. Rosen

/s/ STEVEN J. SAIONTZ*                 Director                                         July 19, 2000
------------------------------------
Steven J. Saiontz

/s/ ROBERT J. STRUDLER*                Vice-Chairman of the Board of Directors          July 19, 2000
------------------------------------
Robert J. Strudler

ON BEHALF OF THE FOLLOWING LISTED CO-REGISTRANTS:

                   NAME OF CO-REGISTRANT
                   ---------------------
BCDC Corp.
Boca Greens, Inc.
Boca Isles Club, Inc.
Boca Isles South Club, Inc.
Bramalea California, Inc.
Bramalea California Properties, Inc.
Bramalea California Realty, Inc.
Clodine-Bellaire LP, Inc.
Club Pembroke Isles, Inc.
DCA at Banyan Tree, Inc.
DCA at North Lauderdale, Inc.
DCA at Pembroke Pointe, Inc.
DCA at Wiggins Bay, Inc.
DCA General Contractors, Inc.
DCA Homes of Central Florida, Inc.
DCA NJ Realty, Inc.
DCA of Broward County, Inc.
DCA of Hialeah, Inc.
DCA of Lake Worth, Inc.
DCA of New Jersey, Inc.
Devco Land Corp.
Dyeing & Finishing, Inc.
First Atlantic Building Corp.
Harris County LP, Inc.
Hillside, Inc.
Inactive Corporations, Inc.
Kings Isle Recreation Corp.
Kings Ridge Golf Corporation
Kings Ridge Recreation Corporation
Kings Wood Development Corporation
Lennar Acquisition Corp. II
Lennar Communities, Inc.
Lennar Communities Development, Inc.
Lennar Construction, Inc.
Lennar Homes, Inc.
Lennar Homes of Arizona, Inc.
Lennar Homes of California, Inc.
Lennar La Paz Limited, Inc.
Lennar La Paz, Inc.
Lennar Land Partners Sub, Inc.
Lennar Land Partners Sub II, Inc.
Lennar Management, Inc.
Lennar Nevada, Inc.
Lennar Northland I, Inc.
Lennar Northland II, Inc.
Lennar Northland III, Inc.
Lennar Northland IV, Inc.
Lennar Northland V, Inc.
Lennar Northland VI, Inc.
Lennar Realty, Inc.
Lennar Renaissance, Inc.
Lennar Sacramento, Inc.
Lennar San Jose Holdings, Inc.
Lennar Southland I, Inc.

                   NAME OF CO-REGISTRANT
                   ---------------------
Lennar Southland II, Inc.
Lennar Southland III, Inc.
Lennar Southwest Holding Corp.
Lennar Texas Holding Company
Lennar.Com, Inc.
Long Point Development Corporation
Lucerne Greens, Inc.
Lucerne Merged Condominiums, Inc.
M.A.P. Builders, Inc.
M.A.P. Vineyards of Plantation, Inc.
Marlborough Development Corporation
Midland Housing Industries Corp.
Midland Investment Corporation
Mission Viejo Holdings, Inc.
Monterey Village Development Corp.
Quality Roof Truss Company
Riviera Land Corp.
Savell Gulley Development Corporation
Silver Lakes-Gateway Clubhouse, Inc.
Strategic Holdings, Inc.
Strategic Technologies Communications of California, Inc.
Strategic Technologies, Inc.
Superior Realty & Marketing, Inc.
W. B. Homes, Inc.
Westchase, Inc.


              SIGNATURE                                  TITLE(S)                          DATE
              ---------                                  --------                          ----

/s/ STUART A. MILLER*                  Chief Executive Officer, President and        July 19, 2000
------------------------------------     Director
Stuart A. Miller                         (Principal Executive Officer)

/s/ BRUCE GROSS*                       Chief Financial Officer, and Director         July 19, 2000
------------------------------------     (Principal Financial Officer)
Bruce Gross

/s/ DIANE J. BESSETTE*                 Controller and Director                       July 19, 2000
------------------------------------     (Principal Accounting Officer)
Diane J. Bessette

/s/ LEONARD MILLER*                    Director                                      July 19, 2000
------------------------------------
Leonard Miller

/s/ ALLAN J. PEKOR*                    Director                                      July 19, 2000
------------------------------------
Allan J. Pekor


ON BEHALF OF THE FOLLOWING LISTED CO-REGISTRANTS:

NAME OF CO-REGISTRANT
---------------------
Brush Masters, Inc. (26) (29) (30) (53)
Canterbury Corporation (12) (15) (53) (54) (58)
Countryplace Golf Course, Inc. (53) (57) (58)
E.M.J.V. Corp. (10) (21) (38) (53) (58)
Greystone Construction, Inc. (6) (22.1) (45)
Greystone Homes of Nevada, Inc. (5) (16) (19)
Greystone Homes, Inc. (6.1) (16) (18.1) (22)
Homecraft Corporation (54) (59)
Imperial Homes Corporation (13) (53) (59)
Lennar Financial Services, Inc. (24) (36) (42) (48)
Lennar Pacific Properties, Inc. (5) (16) (19) (46)
Lennar Pacific, Inc. (5) (16) (19) (46)

NAME OF CO-REGISTRANT
---------------------
Lennar Sales Corp. (5) (16) (22) (46)
Lennar Title Services, Inc. (24) (36) (43) (47)
Lundgren Bros. Construction, Inc. (30) (40) (44) (63)
Mid-County Utilities, Inc. (1) (11) (31)
Oceanpointe Development Corporation (7) (38) (58)
Orrin Thompson Construction Company (59)
Orrin Thompson Homes Corp. (59)
Paparone Construction Co. (13) (59)
Prairie Lake Corporation (12) (38) (53) (58)
Regency Title Company (24) (36) (43) (48) (68)
Rivenhome Corporation (9) (38) (53) (54) (58)
Rutenberg Homes, Inc. (FL) (9) (13) (53) (58)
Rutenberg Homes, Inc. (TX) (39) (53) (59)
SLTC, Inc. (25) (34) (35) (43) (48) (62)
Stoney Corporation (2) (15) (58)
Summerway Investment Corp. (38) (53) (58) (66)
U.S. Home Corporation (f/k/a Len Acquisition Corporation)
  (18) (43) (55) (61)
U.S. Home of Arizona Construction Co. (4) (41) (58)
U.S. Home of Colorado Real Estate, Inc. (17) (58) (67)
U.S. Home Realty Corporation (10) (27) (38) (58)
U.S. Home Realty, Inc. (MD) (3) (32) (38) (53) (58)
U.S. Home Realty, Inc. (TX) (13) (59)
U.S.H. Corporation of New York (10) (59)
U.S.H. Los Prados, Inc. (20) (38) (53) (56) (58)
Universal Title Insurors, Inc. (24) (33) (36) (37) (43) (48)
USH (West Lake), Inc. (38) (49) (53) (58) (60)
USH Acquisition Corp. (26) (53) (64)
USH Equity Corporation (38) (53) (59)
USH Holding, Inc. (38) (53) (54) (59)
USH Millennium Ventures Corp. (23) (58) (65)
USH Woodbridge, Inc. (8) (14) (28) (38) (53) (58)
USH/MJR, Inc. (50) (54) (58)
Weststone Corporation (2) (15) (58)


              SIGNATURE                                  TITLE(S)                          DATE
              ---------                                  --------                          ----

/s/ PHILIP F. BARBER*                  (1) Chief Executive Officer                   July 19, 2000
------------------------------------   (Principal Executive Officer) and Director
Philip F. Barber

/s/ WALTER BEEMAN*                     (2) Chief Executive Officer (Principal        July 19, 2000
------------------------------------   Executive Officer)
Walter Beeman

/s/ JERROLD H. BERMAN*                 (3) Chief Executive Officer (Principal        July 19, 2000
------------------------------------   Executive Officer)
Jerrold H. Berman

/s/ STEVEN L. CRADDOCK*                (4) Chief Executive Officer (Principal        July 19, 2000
------------------------------------   Executive Officer)
Steven L. Craddock

/s/ MARC CHASMAN*                      (5) Director and Treasurer (Principal         July 19, 2000
------------------------------------   Financial Officer)
Marc Chasman                           (6) Director
                                       (6.1) Director and Controller (Principal
                                       Accounting Officer)

/s/ SAM B. CRIMALDI*                   (7) Chief Executive Officer (Principal        July 19, 2000
------------------------------------   Executive Officer)
Sam B. Crimaldi

/s/ AL CROOM*                          (8) Chief Financial Officer (Principal        July 19, 2000
------------------------------------   Financial Officer)
Al Croom

              SIGNATURE                                  TITLE(S)                          DATE
              ---------                                  --------                          ----

/s/ JAMES E. CURRY*                    (9) Chief Executive Officer (Principal        July 19, 2000
------------------------------------   Executive Officer)
James E. Curry

/s/ BILL DASKAROLIS*                   (10) Chief Financial Officer (Principal       July 19, 2000
------------------------------------   Financial Officer)
Bill Daskarolis

/s/ RORY DICKENS*                      (11) Director                                 July 19, 2000
------------------------------------
Rory Dickens

/s/ FRANCIS J. DOLAN*                  (12) Chief Executive Officer (Principal       July 19, 2000
------------------------------------   Executive Officer)
Francis J. Dolan

/s/ GARY L. FRUEH*                     (13) Chief Financial Officer (Principal       July 19, 2000
------------------------------------   Financial Officer)
Gary L. Frueh                          (14) Director

/s/ EDWARD R. GANGWISCH*               (15) Chief Financial Officer (Principal       July 19, 2000
------------------------------------   Financial Officer)
Edward R. Gangwisch

/s/ ROBERT W. GARCIN*                  (16) Director                                 July 19, 2000
------------------------------------
Robert W. Garcin

/s/ LARRY GEIGER*                      (17) Chief Financial Officer (Principal       July 19, 2000
------------------------------------   Financial Officer)
Larry Geiger

/s/ BRUCE GROSS*                       (18) Chief Financial Officer (Principal       July 19, 2000
------------------------------------   Financial Officer) and Director
Bruce Gross                            (18.1) Chief Financial Officer (Principal
                                       Financial Officer)

/s/ EMILE HADDAD*                      (19) President and Director                   July 19, 2000
------------------------------------   (Principal Executive Officer)
Emile Haddad

/s/ CHRISTINA HART*                    (20) Chief Financial Officer (Principal       July 19, 2000
------------------------------------   Financial Officer)
Christina Hart

/s/ ANDREW G. IRICK, II*               (21) Chief Executive Officer (Principal       July 19, 2000
------------------------------------   Executive Officer)
Andrew G. Irick, II

/s/ JONATHAN M. JAFFE*                 (22) President and Director                   July 19, 2000
------------------------------------   (Principal Executive Officer)
Jonathan M. Jaffe                      (22.1) President (Principal Executive
                                       Officer)

/s/ CRAIG M. JOHNSON*                  (23) Chief Executive Officer (Principal       July 19, 2000
------------------------------------   Executive Officer)
Craig M. Johnson

/s/ NANCY KAMINSKY*                    (24) Chief Financial Officer and Director     July 19, 2000
------------------------------------   (Principal Financial Officer)
Nancy Kaminsky                         (25) Director

/s/ STEVEN E. LANE*                    (26) Director                                 July 19, 2000
------------------------------------
Steven E. Lane

/s/ GENE E. LANTON*                    (27) Chief Executive Officer (Principal       July 19, 2000
------------------------------------   Executive Officer) and Director
Gene E. Lanton

/s/ CHARLES LINDSAY*                   (28) Chief Executive Officer (Principal       July 19, 2000
------------------------------------   Executive Officer)
Charles Lindsay

/s/ PAUL W. LUEDEMANN*                 (29) Chief Executive Officer (Principal       July 19, 2000
------------------------------------   Executive Officer)
Paul W. Luedemann

/s/ ALLAN D. LUNDGREN*                 (30) Chief Financial Officer (Principal       July 19, 2000
------------------------------------   Financial Officer)
Allan D. Lundgren

              SIGNATURE                                  TITLE(S)                          DATE
              ---------                                  --------                          ----

/s/ DAVID MARKHAM*                     (31) Chief Financial Officer (Principal       July 19, 2000
------------------------------------   Financial Officer) and Director
David Markham                          (32) Chief Financial Officer (Principal
                                       Financial Officer)

/s/ BEVERLY MCREYNOLDS*                (33) President and Director                   July 19, 2000
------------------------------------   (Principal Executive Officer)
Beverly McReynolds

/s/ N.S. MOIZE*                        (34) Director                                 July 19, 2000
------------------------------------
N.S. Moize

/s/ WILLIAM G. MOIZE*                  (35) President and Director                   July 19, 2000
------------------------------------   (Principal Executive Officer)
William G. Moize

/s/ DEBRA MODIST*                      (36) Controller                               July 19, 2000
------------------------------------   (Principal Accounting Officer)
Debra Modist

/s/ JANICE MUNOZ*                      (37) Director                                 July 19, 2000
------------------------------------
Janice Munoz

/s/ THOMAS A. NAPOLI*                  (38) Director                                 July 19, 2000
------------------------------------   (39) Chief Financial Officer (Principal
Thomas A. Napoli                       Financial Officer)

/s/ JAMES R. NEILSON*                  (40) Chief Executive Officer (Principal       July 19, 2000
------------------------------------   Executive Officer) and Director
James R. Neilson

/s/ MICHAEL O'CONNER*                  (41) Chief Financial Officer (Principal       July 19, 2000
------------------------------------   Financial Officer)
Michael O'Conner

/s/ ALLAN J. PEKOR*                    (42) President and Director (Principal        July 19, 2000
------------------------------------   Executive Officer)
Allan J. Pekor                         (43) Director

/s/ PETER PFLAUM*                      (44) Chief Executive Officer (Principal       July 19, 2000
------------------------------------   Executive Officer) and Director
Peter Pflaum

/s/ ALLAN QUAN*                        (45) Treasurer and Controller (Principal      July 19, 2000
------------------------------------   Financial Officer and Principal Accounting
Allan Quan                             Officer)
                                       (46) Controller (Principal Accounting
                                       Officer)

/s/ LINDA REED*                        (47) President and Director                   July 19, 2000
------------------------------------   (Principal Executive Officer)
Linda Reed                             (48) Director

/s/ PAUL REMPE*                        (49) Chief Financial Officer (Principal       July 19, 2000
------------------------------------   Financial Officer)
Paul Rempe

/s/ MICHAEL T. RICHARDSON*             (50) Chief Executive Officer (Principal       July 19, 2000
------------------------------------   Executive Officer)
Michael T. Richardson

INTENTIONALLY BLANK                    (51) Reserved
                                       (52) Reserved

/s/ CHESTER P. SADOWSKI*               (53) Director;                                July 19, 2000
------------------------------------   (54) Chief Financial Officer (Principal
Chester P. Sadowski                    Financial Officer)
                                       (55) Controller (Principal Accounting
                                       Officer)

/s/ MIKE DE SILVA*                     (56) Chief Executive Officer (Principal       July 19, 2000
------------------------------------   Executive Officer)
Mike De Silva

              SIGNATURE                                  TITLE(S)                          DATE
              ---------                                  --------                          ----

/s/ PAUL SIMS*                         (57) Chief Executive Officer (Principal       July 19, 2000
------------------------------------   Executive Officer)
Paul Sims

/s/ RICHARD G. SLAUGHTER*              (58) Director                                 July 19, 2000
------------------------------------   (59) Chief Executive Officer (Principal
Richard G. Slaughter                   Executive Officer) and Director

/s/ GREGORY A. SNYDER*                 (60) Chief Executive Officer (Principal       July 19, 2000
------------------------------------   Executive Officer)
Gregory A. Snyder

/s/ ROBERT J. STRUDLER*                (61) Chief Executive Officer (Principal       July 19, 2000
------------------------------------   Executive Officer) and Director
Robert J. Strudler

/s/ E. BLAKE UTLEY*                    (62) Chief Financial Officer and Controller   July 19, 2000
------------------------------------   (Principal Financial Officer and Principal
E. Blake Utley                         Accounting Officer)

/s/ PHILIP J. WALSH, III*              (63) Chief Executive Officer (Principal       July 19, 2000
------------------------------------   Executive Officer)
Philip J. Walsh, III                   (64) Chief Executive Officer (Principal
                                       Executive Officer) and Director

/s/ CHARLES WEBBER, JR.*               (65) Chief Financial Officer (Principal       July 19, 2000
------------------------------------   Financial Officer)
Charles Webber, Jr.                    (66) Chief Executive Officer (Principal
                                       Executive Officer) and Chief Financial
                                       Officer (Principal Financial Officer)

/s/ JEFFREY H. WHITON*                 (67) Chief Executive Officer (Principal       July 19, 2000
------------------------------------   Executive Officer)
Jeffrey H. Whiton

/s/ ANN JOHNSON*                       (68) President (Principal Executive Officer)  July 19, 2000
------------------------------------
Ann Johnson


ON BEHALF OF THE FOLLOWING LIMITED PARTNERSHIP CO-REGISTRANTS:

NAME OF CO-REGISTRANT                                GENERAL PARTNER OF CO-REGISTRANT
---------------------                                --------------------------------
Lennar Homes of Texas Land and Construction,         Lennar Texas Holding Company (General Partner)
  Ltd.
Lennar Homes of Texas Sales and Marketing,           Lennar Texas Holding Company (General Partner)
  Ltd.
Lennar Pacific, L.P.                                 Greystone Homes, Inc. (General Partner)
Mission Viejo 12S Venture, LP                        Mission Viejo Holdings, Inc. (General Partner)


              SIGNATURE                                  TITLE(S)                          DATE
              ---------                                  --------                          ----

/s/ DIANE J. BESSETTE*                 Director of each of: Lennar Texas Holding     July 19, 2000
------------------------------------   Company and Mission Viejo Holdings, Inc.
Diane J. Bessette

/s/ MARC CHASMAN*                      Director of Greystone Homes, Inc.             July 19, 2000
------------------------------------
Marc Chasman

/s/ ROBERT W. GARCIN*                  Director of Greystone Homes, Inc.             July 19, 2000
------------------------------------
Robert W. Garcin

/s/ BRUCE GROSS*                       Director of each of: Lennar Texas Holding     July 19, 2000
------------------------------------   Company and Mission Viejo Holdings, Inc.
Bruce Gross

              SIGNATURE                                  TITLE(S)                          DATE
              ---------                                  --------                          ----

/s/ JONATHAN M. JAFFE*                 Director of Greystone Homes, Inc.             July 19, 2000
------------------------------------
Jonathan M. Jaffe

/s/ LEONARD MILLER*                    Director of each of: Lennar Texas Holding     July 19, 2000
------------------------------------   Company and Mission Viejo Holdings, Inc.
Leonard Miller

/s/ STUART A. MILLER*                  Director of each of: Lennar Texas Holding     July 19, 2000
------------------------------------   Company and Mission Viejo Holdings, Inc.
Stuart A. Miller

/s/ ALLAN J. PEKOR*                    Director of each of: Lennar Texas Holding     July 19, 2000
------------------------------------   Company and Mission Viejo Holdings, Inc.
Allan J. Pekor

/s/ ALLAN QUAN*                        Director of Greystone Homes, Inc.             July 19, 2000
------------------------------------
Allan Quan



                                          * By: /s/ STUART A. MILLER

                                             -----------------

                                                     Stuart A.
                                                Miller
                                                  Attorney in
                                                Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
    1.1    Purchase Agreement, dated April 28, 2000, by and among
           Lennar Corporation (the "Company"), Deutsche Bank Securities
           Inc. and Banc One Capital Markets, Inc., Banc of America
           Securities LLC, Credit Lyonnais Securities USA Inc., and
           Wachovia Securities, Inc. (the "Initial Purchasers").*
    4.1    Indenture, dated as of May 3, 2000, by and among the Company and Bank One Trust Company, N.A. (the "Trustee"), including
           Form of 9.95% Series A Senior Notes due 2010 and Form of
           9.95% Series B Senior Notes due 2010.*
    4.2    Registration Rights Agreement, dated as of May 3, 2000, by and among the Company and the Initial Purchasers.*
    5.1    Opinion of Clifford Chance Rogers & Wells LLP.*
   23.2    Consent of Clifford Chance Rogers & Wells LLP (contained in
           Exhibit 5.1).
   23.3    Consent of Arthur Andersen LLP (relating to financial
           statements of U.S. Home).*
   23.4    Consent of Deloitte & Touche LLP (relating to financial
           statements of Lennar).*
   99.5    Form of Letter of Transmittal.*
   99.6    Form of Notice of Guaranteed Delivery.*
   99.7    Form of Exchange Agent Agreement.*


---------------

* Previously filed.